Exhibit 99.1(H)

KB Capital Co., Ltd.

Financial Statements

December 31, 2016 and 2015

KB Capital Co., Ltd.

Index

December 31, 2016 and 2015

Page(s)

Independent Auditor’s Report	1-2

Financial Statements

Statements of Financial Position	3

Statements of Comprehensive Income	4

Statements of Changes in Equity	5

Statements of Cash Flows	6

Notes to Financial Statements	7-68

Report of Independent Auditor’s Review of Internal Accounting Control System	69

Report on the Operations of Internal Accounting Control System	70

Independent Auditor’s Report

(English Translation of a Report Originally Issued in Korean)

To the Shareholders and Board of Directors of

KB Capital Co., Ltd.

We have audited the accompanying financial statements of KB Capital Co., Ltd. (the Company), which comprise the statement of financial position as of December 31, 2016, and the statements of comprehensive income, statements of changes in equity and statements of cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the International Financial Reporting Standards as adopted by the Republic of Korea (Korean IFRS) and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with the Korean Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and its financial performance and its cash flows for the year then ended in accordance with the Korean IFRS.

Other Matters

The financial statements of the Company for the year ended December 31, 2015, were audited by another auditor who expressed an unqualified opinion on those statements on February 29, 2016.

Auditing standards and their application in practice vary among countries. The procedures and practices used in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

March 8, 2017

This report is effective as of March 8, 2017, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

KB Capital Co., Ltd.

Statements of Financial Position

December 31, 2016 and 2015

(In Korean won)	Notes	2016	2015
Assets
Cash and cash equivalents	7,38	126,938,434,104	246,561,443,413
Available-for-sale financial assets	5,8	3,894,025,962	4,537,793,647
Investments in associates	9	5,693,239,040	9,481,190,403
Loans and receivables	4,5,10,38	7,019,722,445,284	5,156,593,829,246
Property and equipment	12	18,792,963,721	16,953,311,453
Intangible assets	13	28,064,138,319	26,587,949,419
Investment properties	14	1,328,884,888	1,328,884,888
Other assets	15	248,388,580,218	125,637,496,603

Total assets		7,452,822,711,536	5,587,681,899,072

Liabilities
Borrowings	5,16	280,000,000,000	344,660,000,000
Debentures	5,17	5,819,381,289,621	4,215,746,893,491
Provisions	18	506,496,420	408,897,066
Net defined benefit liabilities	19	2,159,293,520	5,799,737,886
Income tax payable	34	15,862,178,016	6,621,379,611
Other financial liabilities	20,38	456,654,328,382	374,863,363,578
Other liabilities	21,38	35,570,349,891	29,395,643,831
Deferred tax liabilities	34	36,088,164,094	30,876,820,570
Derivative liabilities		—	562,617,406

Total liabilities		6,646,222,099,944	5,008,935,353,439

Equity
Share capital	23	107,460,640,000	107,460,640,000
Hybrid equity securities	24	249,425,800,000	99,742,700,000
Capital surplus	25	83,949,698,257	83,949,698,257
Accumulated other comprehensive income	26	(4,868,096,832)	(4,822,731,311)
Retained earnings	27	370,632,570,167	292,416,238,687

Total equity		806,600,611,592	578,746,545,633

Total liabilities and equity		7,452,822,711,536	5,587,681,899,072

The accompanying notes are an integral part of these financial statements.

KB Capital Co., Ltd.

Statements of Comprehensive Income

Years Ended December 31, 2016 and 2015

(In Korean won)	Notes	2016	2015

Interest income	28,38	384,661,249,175	312,645,376,091
Interest expense	28	(138,025,756,618)	(117,274,117,776)

Net interest income		246,635,492,557	195,371,258,315

Fee and commission income	29,38	64,980,106,406	38,912,433,129
Fee and commission expense	29,38	(9,982,428,089)	(5,344,076,155)

Net fee and commission income		54,997,678,317	33,568,356,974

Dividend income	40	995,510,835	1,003,238,166

Provision for credit losses	30	(44,641,592,908)	(56,186,409,459)

General and administrative expenses	31	(93,009,820,244)	(70,789,535,657)

Other operating loss, net	32	(37,528,050,060)	(20,658,233,460)

Operating profit		127,449,218,497	82,308,674,879
Loss on investments in associates	9	(3,787,951,363)	(318,809,597)
Other non-operating profit(loss), net	33	(8,444,122)	424,887,703

Net non-operating profit(loss), net		(3,796,395,485)	106,078,106

Profit before income tax		123,652,823,012	82,414,752,985

Income tax expense	34	(26,956,436,120)	(19,328,238,104)

Profit for the period		96,696,386,892	63,086,514,881

Remeasurement of net defined benefit liabilities	19	(312,397,888)	324,229,782

Items that will not be reclassified to profit or loss		(312,397,888)	324,229,782

Change in value of available-for-sale financial assets	8	(159,431,627)	(222,210,586)
Cash flow hedges		426,463,994	257,590,643

Items that may be reclassified subsequently to profit or loss		267,032,367	35,380,057

Other comprehensive income (loss) for the period, net of tax		(45,365,521)	359,609,839

Total comprehensive income for the period		96,651,021,371	63,446,124,720

Basic earnings per common share	35	4,139	2,817
Diluted earnings per common share	35	4,139	2,817

The accompanying notes are an integral part of these financial statements.

KB Capital Co., Ltd.

Statements of Changes in Equity

Years Ended December 31, 2016 and 2015

(In Korean won)	Share Capital	Hybrid equity securities	Capital Surplus	Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance at January 1, 2015	107,460,640,000	—	83,949,698,257	(5,182,341,150)	241,541,087,998	427,769,085,105
Transactions with shareholders
Issuance of hybrid equity securities	—	99,742,700,000	—	—	—	99,742,700,000
Dividend on hybrid equity securities	—	—	—	—	(2,539,906,592)	(2,539,906,592)
Dividends	—	—	—	—	(9,671,457,600)	(9,671,457,600)

Comprehensive income
Profit for the period	—	—	—	—	63,086,514,881	63,086,514,881
Remeasurement of net defined benefit liabilities	—	—	—	324,229,782	—	324,229,782
Change in value of available-for-sale financial assets	—	—	—	(222,210,586)	—	(222,210,586)
Cash flow hedges	—	—	—	257,590,643	—	257,590,643

Balance at December 31, 2015	107,460,640,000	99,742,700,000	83,949,698,257	(4,822,731,311)	292,416,238,687	578,746,545,633

Balance at January 1, 2016	107,460,640,000	99,742,700,000	83,949,698,257	(4,822,731,311)	292,416,238,687	578,746,545,633

Transactions with shareholders
Issuance of hybrid equity securities	—	149,683,100,000	—	—	—	149,683,100,000
Dividend on hybrid equity securities	—	—	—	—	(7,733,991,412)	(7,733,991,412)
Dividends	—	—	—	—	(10,746,064,000)	(10,746,064,000)
Comprehensive income
Profit for the period	—	—	—	—	96,696,386,892	96,696,386,892
Remeasurement of net defined benefit liabilities	—	—	—	(312,397,888)	—	(312,397,888)
Change in value of available-for-sale financial assets	—	—	—	(159,431,627)	—	(159,431,627)
Cash flow hedges	—	—	—	426,463,994	—	426,463,994

Balance at December 31, 2016	107,460,640,000	249,425,800,000	83,949,698,257	(4,868,096,832)	370,632,570,167	806,600,611,592

The accompanying notes are an integral part of these financial statements.

KB Capital Co., Ltd.

Statements of Cash Flows

Years Ended December 31, 2016 and 2015

(In Korean won)	Notes	2016	2015
Cash flows from operating activities
Cash flows generated from operating activities	39	(2,127,596,587,695)	(1,413,483,390,578)

Interest income received		479,500,366,692	385,938,614,304
Interest expense paid		(124,208,817,069)	(108,900,570,639)
Dividend income received		995,510,835	1,003,238,166
Income taxes paid		(12,489,810,739)	(4,702,987,624)

Net cash used in operating activities		(1,783,799,337,976)	(1,140,145,096,371)

Cash flows from investing activities
Disposal of available-for-sale financial assets	8	2,836,593,423	2,335,423,198
Disposal of property and equipment	12	64,545,453	80,000,000
Disposal of intangible assets	13	500,000,000	382,500,000
Acquisition of available-for-sale financial assets	8	(2,800,020,000)	(300,000,000)
Acquisition of Investments in associates	9	—	(9,800,000,000)
Acquisition of property and equipment	12	(5,839,326,349)	(1,804,900,323)
Acquisition of intangible assets	13	(1,785,088,900)	(539,050,000)

Net cash used in investing activities		(7,023,296,373)	(9,646,027,125)

Cash flows from financing activities
Increase in Borrowings	16	330,000,000,000	294,660,000,000
Decrease in Borrowings	16	(394,660,000,000)	(310,000,000,000)
Increase in debentures	17	2,850,000,000,000	2,310,000,000,000
Decrease in debentures	17	(1,245,000,000,000)	(1,030,000,000,000)
Issuance of hybrid equity securities	24	149,683,100,000	99,742,700,000
Dividend on hybrid equity securities		(7,473,000,000)	(2,454,875,000)
Dividends paid	27,36	(10,746,064,000)	(9,671,457,600)
Others		(604,410,960)	(653,698,630)

Net cash generated from financing activities		1,671,199,625,040	1,351,622,668,770

Net increase(decrease) in cash and cash equivalents		(119,623,009,309)	201,831,545,274
Cash and cash equivalents at the beginning of period		246,561,443,413	44,729,898,139

Cash and cash equivalents at the end of period		126,938,434,104	246,561,443,413

The accompanying notes are an integral part of these financial statements.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

1. The Company

KB Capital Co., Ltd. (the ‘Company’) was established in September 1989 and is engaged in the facilities’ lease, installment financing, factoring and new technology financing.

Upon incorporation, the Company’s stock amounted to 10 billion Korean won. As a result of several capital increases by issuing new stocks and reduction of capital since incorporation, as of December 31, 2016, the Company’s stock amounted to 107.5 billion Korean won. On November 19, 1996, the Company listed its common shares on the Korea Exchange.

On March 20, 2014, KB Financial Group Inc. purchased 11,180,630 common shares from Woori Finance Holdings Co., Ltd. and became the Company’s largest shareholder.

As of December 31, 2016, the Company’s shareholders and their respective percentage of ownership are as follows:

Shareholder	Number of shares owned	Percentage of ownership (%)
KB Financial Group	11,180,630	52.02%
KB Asset Management	4,215,163	19.61%
National Pension Corporation	1,533,491	7.14%
Employee Stock Ownership Association	8,362	0.04%
Others	4,554,482	21.19%

Total	21,492,128	100.00%

2. Significant Accounting Policies

The significant accounting policies applied in the preparation of the financial statements are set out below. These policies have been consistently applied to all periods presented, unless otherwise stated.

2.1 Basis of Preparation

The Company maintains its accounting records in Korean won and prepares statutory financial statements in the Korean language (“Hangeul”) in accordance with International Financial Reporting Standards as adopted by the Republic of Korea (“Korean IFRS”). The accompanying financial statements have been condensed, restructured and translated into English from the Korean language financial statements.

Certain information attached to the Korean language financial statements, but not required for a fair presentation of the Company’s financial position, financial performance or cash flows, is not presented in the accompanying financial statements.

The financial statements of the Company have been prepared in accordance with Korean IFRS. These are the standards, subsequent amendments and related interpretations issued by the International Accounting Standards Board (“IASB”) that have been adopted by the Republic of Korea.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

The preparation of financial statements requires the use of certain critical accounting estimates. Management also needs to exercise judgment in applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 3.

2.2 Accounting Policies

(1) New and amended standards adopted by the Company

The Company newly applied the following amended and enacted standards and interpretation for the annual period beginning on January 1, 2016, and this application does not have a material impact on the financial statements.

- Amendments to Korean IFRS 1001 Presentation of Financial Statements

Korean IFRS 1001 Presentation of Financial Statements clarifies that materiality applies to the exclusion or inclusion or aggregation of the disclosures in the notes. And also, clarifies that the share of OCI arising from equity-accounted should be presented in total for items which will and will not be reclassified to profit or loss. Additional amendments are made in relation to a particular order of the notes and other.

- Amendments to Korean IFRS 1016 Property, Plant and Equipment, and Korean IFRS 1038 Intangible assets

Amendments to Korean IFRS 1016 Property, Plant and Equipment clarify that a revenue-based method should not be used to calculate the depreciation of items of property, plant and equipment. Korean IFRS 1038 Intangible assets now includes a rebuttable presumption that the amortization of intangible assets based on revenue is inappropriate. This presumption can be overcome if either; the intangible asset is expressed as a measure of revenue, or it can be shown that revenue and the consumption of economic benefits generated by the asset are highly correlated.

- Amendments to Korean IFRS 1110, Consolidated Financial Statements

Amendments made to Korean IFRS 1110 Consolidated Financial Statements clarify that the exception from preparing consolidated financial statement is also available to intermediate parent entities which are subsidiaries of investment entities. If an investment entity has a subsidiary that is an investment entity and whose activities are providing services that related to the investment entity’s investment activities, the investment entity measures the subsidiary at fair value through profit or loss.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

- Amendments to Korean IFRS 1028, Investments in Associates and Joint Ventures

Amendments made to Korean IFRS 1028 Investments in Associates and Joint Ventures clarify that entities which are not investment entities but have an interest in an associate which is an investment entity have a policy choice when applying the equity method of accounting.

- Amendments made to Korean IFRS 1112 Disclosures of Interests in Other Entities

Amendments made to Korean IFRS 1112 Disclosures of Interests in Other Entities clarify that an investment entity which does not prepare consolidated financial statements should present disclosures relating to investment entities required by Korean IFRS 1112.

- Amendment to Korean IFRS 1111, Joint Arrangements

Korean IFRS 1111, Joint Arrangements, clarifies that an acquirer of an interest in a joint operation where the activities of the operation constitute a business is required to apply all of the principles of accounting for business combination.

- Annual Improvements to Korean IFRS 2012-2014 Cycle

Korean IFRS 1105 Non-current Assets Held for Sale and Discontinued Operation – clarifies when an asset (or disposal group) is reclassified from ‘held for sale’ to ‘held for distribution’ or vice versa, this does not have to be accounted for as such.

Korean IFRS 1107 Financial Instruments: Disclosures – clarifies the specific guidance for transferred financial assets to help management determine whether the terms of a servicing arrangement constitute ‘continuing involvement’, and also clarifies that the additional disclosures relating to the amendments in 2012 ‘Offsetting of Financial Assets and Financial Liabilities’ only need to be included in interim reports if required by Korean IFRS 1034 Interim Financial Reporting.

Korean IFRS 1019 Employee Benefits clarifies that when determining the discount rate for post-employment benefit obligations, it is the currency in which the liabilities are denominated that is important, and not the country where they arise.

Korean IFRS 1034 Interim Financial Reporting clarifies what is meant by the reference in the standard to ‘information disclosed elsewhere in the interim financial report’; and also amended requirements for a cross-reference from the interim financial statements to the location of that information.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(2) New standards and interpretations not yet adopted by the Company

New standards and interpretations issued, but not effective for the financial period beginning January 1, 2016, and not early adopted are as follows.

- Amendments to Korean IFRS 1007 Statement of Cash Flows

Amendments to Korean IFRS 1007 Statement of Cash flows requires to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash flows. This amendment will be effective for annual periods beginning on or after January 1, 2017 with early adoption permitted. The Company does not expect the amendments to have a significant impact on the financial statements.

- Amendments to Korean IFRS 1012 Income Tax

Amendments to Korean IFRS 1012 clarify how to account for deferred tax assets related to debt instruments measured at fair value. Korean IFRS 1012 provides requirements on the recognition and measurement of current or deferred tax liabilities or assets. The amendments issued clarify the requirements on recognition of deferred tax assets for unrealized losses, to address diversity in practice. This amendment will be effective for annual periods beginning on or after January 1, 2017 with early adoption permitted. The Company does not expect the amendments to have a significant impact on the financial statements.

- Amendments to Korean IFRS 1102 Share-based Payment

Amendments to Korean IFRS 1102 clarifies accounting for a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled. And also, clarifies that the measurement approach should treat the terms and conditions of a cash-settled award in the same way as for an equity-settled award. This amendment will be effective for annual periods beginning on or after January 1, 2018 with early adoption permitted. The Company does not expect the amendments to have a significant impact on the financial statements.

- Korean IFRS 1109 Financial Instruments

The new standard for financial instruments issued on September 25, 2015 are effective for annual periods beginning on or after January 1, 2018 with early application permitted. This standard will replace Korean IFRS 1039 Financial Instruments: Recognition and Measurement. The Company will apply the standards for annual periods beginning on or after January 1, 2018.

The standard requires retrospective application with some exceptions. For example, an entity is not required to restate prior period in relation to classification and measurement (including impairment) of financial instruments. The standard requires prospective application of its hedge accounting requirements for all hedging relationships except the accounting for time value of options and other exceptions.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

Korean IFRS 1109 Financial Instruments requires all financial assets to be classified and measured on the basis of the entity’s business model for managing financial assets and the contractual cash flow characteristics of the financial assets. A new impairment model, an expected credit loss model, is introduced and any subsequent changes in expected credit losses will be recognized in profit or loss. Also, hedge accounting rules amended to extend the hedging relationship, which consists only of eligible hedging instruments and hedged items, qualifies for hedge accounting.

An effective implementation of Korean IFRS 1109 requires preparation processes including financial impact assessment, accounting policy establishment, accounting system development and the system stabilization. The impact on the Company’s financial statements due to the application of the standard is dependent on judgements made in applying the standard, financial instruments held by the Company and macroeconomic variables.

Within the Company, Korean IFRS 1109 Task Force Team (‘TFT’) has been set up to prepare for implementation of Korean IFRS 1109. There are three stages for implementation of Korean IFRS, such as analysis, design and implementation, and preparation for application. The Company is analyzing financial impacts of Korean IFRS 1109 on its financial statements.

Task
Stage 1	Analysis of standard difference, financial impact analysis, methodology development
Stage 2	Establish methodology and develop business definition, system construction and test
Stage 3	Parallel settlement, preparation of financial statement

Meanwhile, the following areas are likely to be affected in general.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(a) Classification and Measurement of Financial Assets

When implementing Korean IFRS 1109, the classification of financial assets will be driven by the Company’s business model for managing the financial assets and contractual terms of cash flow. The following table shows the classification of financial assets measured subsequently at amortized cost, at fair value through other comprehensive income and at fair value through profit or loss. If a hybrid contract contains a host that is a financial asset, the classification of the hybrid contract shall be determined for the entire contract without separating the embedded derivative.

Business model	Contractual cash flows characteristics
	Solely represent payments of principal and interest	All other

Hold the financial asset for the collection of the contractual cash flows	Measured at amortized cost[1]

Hold the financial asset for the collection of the contractual cash flows and trading	Measured at fair value through other comprehensive income[1]	Recognized at fair value through profit or loss[2]

Hold for trading and others	Measured at fair value through profit or loss

[1]	A designation at fair value through profit or loss is allowed only if such designation mitigates an accounting mismatch (irrevocable).
[2]	A designation at fair value through other comprehensive income is allowed only if the financial instrument is the equity investment that is not held for trading (irrevocable).

(b) Classification and Measurement of Financial Liabilities

Korean IFRS 1109 requires the amount of the change in the liability’s fair value attributable to changes in the credit risk to be recognized in other comprehensive income, unless this treatment of the credit risk component creates or enlarges a measurement mismatch. Amounts presented in other comprehensive income are not subsequently transferred to profit or loss.

(c) Impairment: Financial Assets and Contract Assets

Korean IFRS 1109 sets out a new forward looking ‘expected credit loss impairment model’ which replaces the incurred loss model under Korean IFRS 1039 that impaired assets if there is an objective evidence and applies to:

•	Financial assets measured at amortized cost,

•	Debt investments measured at fair value through other comprehensive income, and

•	Certain loan commitments and financial guaranteed contracts.

Under Korean IFRS 1109, a credit event (or impairment ‘trigger’) no longer has to occur before credit losses are recognized. The Company will always recognize (at a minimum) 12-month expected credit losses in profit or loss. Lifetime expected losses will be recognized on assets for which there is a significant increase in credit risk after initial recognition.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

Stage		Loss allowance
1	No significant increase in credit risk after initial recognition[1]	12-month expected credit losses (expected credit losses that result from those default events on the financial instrument that are possible within 12 months after the reporting date)
2	Significant increase in credit risk after initial recognition	Lifetime expected credit losses (expected credit losses that result from all possible default events over the life of the financial instrument)
3	Credit-impaired

[1]	If the financial instrument has low credit risk at the reporting date, the Company may assume that the credit risk has not increased significantly since initial recognition.

Under Korean IFRS 1109, the asset that is credit-impaired at initial recognition would recognize all changes in lifetime expected credit losses since the initial recognition as a loss allowance with any changes recognized in profit or loss.

- Korean IFRS 1115 Revenue from Contracts with Customers

Korean IFRS 1115 Revenue from Contracts with Customers issued on November 6, 2015 for annual reporting periods beginning on or after January 1, 2018, with early adoption permitted. This standard replaces Korean IFRS 1018 Revenue, Korean IFRS 1011 Construction Contracts, Interpretation 2031 Revenue-Barter Transactions Involving Advertising Services, Interpretation 2113 Customer Loyalty Programs, Interpretation 2115 Agreements for the Construction of Real Estate and Interpretation 2118 Transfers of assets from customers.

The Company will apply Korean IFRS 1115 for annual reporting periods beginning on or after January 1, 2018, and will apply the standard retrospectively to prior reporting period presented in accordance with Korean IFRS 1008 Accounting Policies, Changes in Accounting Estimates and Errors and apply simplified transition method with no restatement for completed contracts and other as of January 1, 2017.

The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer so the notion of control replaces the existing notion of risks and rewards. A new five-step process must be applied before revenue from contract with customer can be recognized:

•	Identify contracts with customers

•	Identify the separate performance obligation

•	Determine the transaction price of the contract

•	Allocate the transaction price to each of the separate performance obligations, and

•	Recognize the revenue as each performance obligation is satisfied.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

The Company is in the process of analyzing the financial impact of adopting Korean IFRS 1115 on its financial statements.

(3) Property, plant and equipment

Property, plant and equipment are stated at cost less subsequent accumulated depreciation and accumulated impairment losses.

The cost of an item of property, plant and equipment is directly attributable to its purchase or construction, which includes any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. It also includes the initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Subsequent costs are recognized in carrying amount of an asset or as a separate asset if it is probable that future economic benefits associated with the assets will flow into the Company and the cost of an asset can be measured reliably.

The carrying amount of the replaced part is eliminated from the books. Routine maintenance and repairs are expensed as incurred.

The Company does not depreciate land. Depreciation expense is computed using the straight-line method based on the estimated useful lives of the assets as follows:

Classification	Useful life
Buildings used for business purpose	40 years
Structures in leased office	4 years
Equipment	4 years
Vehicle	4 years
Rental asset	5 years

The Company reviews the depreciation method, the estimated useful lives and residual values of property, plant and equipment at the end of each annual reporting period. If expectations differ from previous estimates, the changes are accounted for as a change in an accounting estimate.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the property (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the period in which the property is derecognized.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(4) Goodwill

Goodwill resulting from an acquisition of a business is carried at cost as established at the date of acquisition of the business, less accumulated impairment losses, if any.

For the purpose of impairment testing, goodwill is allocated to each of the Company’s cash-generating units (or groups of cash-generating units) that is expected to benefit from the synergies of the combination.

A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently, when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit on a pro rata basis based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized directly in profit or loss. An impairment loss recognized for goodwill is not reversed in subsequent periods.

(5) Intangible assets

1) Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are carried at cost, less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost, less accumulated impairment losses.

(2) Internally generated intangible assets - research and development expenditure

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

Expenditure arising from development (or from the development phase of an internal project) is recognized as an intangible asset if, and only if, the development project is designed to produce new or substantially improved products, and the Company can demonstrate the technical and economic feasibility and measure reliably the resources attributable to the intangible asset during its development.

The amount initially recognized for internally generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria. Where no internally generated intangible asset can be recognized, development expenditure is recognized in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

3) Intangible assets acquired in a business combination

Intangible assets that are acquired in a business combination are recognized separately from goodwill and are initially recognized at their fair value at the acquisition date (which is regarded as their cost). Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

4) Derecognition of intangible assets

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from its use. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

(6) Impairment of property, plant and equipment and intangible assets other than goodwill

At the end of each reporting period, the Company reviews the carrying amounts of its property, plant and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise, they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or the cash-generating unit) is reduced to its recoverable amount and the reduced amount is recognized in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or a cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or the cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

(7) Investment property

Investment properties are properties held to earn rentals and/or for capital appreciation. Investment properties are measured initially at cost, including transaction costs. Subsequent to initial recognition, investment properties are reported at cost less accumulated depreciation and accumulated impairment losses.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

Subsequent costs are recognized in carrying amount of an asset or as a separate asset if it is probable that future economic benefits associated with the assets will flow into the Company and the cost of an asset can be measured reliably. Routine maintenance and repairs are expensed as incurred.

While land is not depreciated, all other investment properties are depreciated based on the respective assets’ estimated useful lives range using the straight-line method.

The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

An investment property is derecognized upon disposal or when the investment property is permanently withdrawn from use and no future economic benefits are expected from the disposal. Any gain or loss arising on derecognition of the property (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the period in which the property is derecognized.

(8) Financial assets and financial liabilities

1) Classification of financial assets

Financial assets are classified into the following specified categories: ‘financial assets at fair value through profit or loss (“FVTPL”),’ ‘held-to-maturity (“HTM”) investments,’ ‘available-for-sale (“AFS”) financial assets’ and ‘loans and receivables.’ The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

a) Financial assets at FVTPL

Financial assets are classified as at FVTPL when the financial asset is either held for trading or designated as at FVTPL. A financial asset is classified as held for trading if it has been acquired principally to be sold in the near future.

b) Loans and receivables

Non-derivative financial assets that have fixed or determinable payments that are not quoted in an active market are classified as ‘loans and receivables.’

c) AFS financial assets

Non-derivative financial assets that are either designated as AFS or not classified as ‘financial assets at FVTPL,’ ‘HTM investments’ or ‘loans and receivables’ are classified as AFS.

d) HTM investments

Non-derivative financial assets with fixed or determinable payments and fixed maturity dates that the Company has the positive intent and ability to hold to maturity are classified as HTM financial assets.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

2) Classification of financial liabilities

Financial liabilities are classified as either financial liabilities at FVTPL or other financial liabilities measured at amortized cost.

a) Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL when they are either held for trading or designated as at FVTPL. A financial liability is classified as held for trading if it has been acquired principally to be repurchased in the near future.

b) Financial liabilities measured at amortized costs

Financial liabilities that are not classified as at FVTPL are measured at amortized costs. Deposits and debt securities that are not designated as at FVTPL are classified as financial liabilities measured at amortized costs.

3) Recognition and Measurement

Ragular way purchase and sales of a financial asset is recognized at the date of transaction when the Company becomes a party to the contractual provisions of the asset. All types of financial instruments, except financial assets/liabilities at FVTPL, are measured at fair value at initial recognition plus transaction costs that are directly attributable to the acquisition. Financial assets/liabilities at FVTPL are initially recognized at fair value, and transaction costs directly attributable to the acquisition are recognized in the statement of comprehensive income.

Financial assets/liabilities at FVTPL and AFS financial assets are subsequently measured at fair value. HTM financial assets, loans and receivables and other financial liabilities are measured at amortized costs using the effective interest rate method.

Interest income and expense in accordance with financial assets and liabilities are recognized in net income on an accrual basis using the effective interest rate method.

Gains or losses arising from changes in the fair value of the financial assets/liabilities at FVTPL are presented in the statement of comprehensive income during the period in which they arise. Changes in the fair value of AFS financial assets presented in foreign currencies consist of difference of foreign currencies and changes in other carrying amount. Difference of foreign currencies of monetary AFS financial assets is recognized in profit or loss for the period, while difference of foreign currencies of non-monetary assets is recognized in other comprehensive income (“OCI”).

Dividends income of financial assets at FVTPL and AFS financial assets is recognized in net income loss when the Company’s right to receive the dividend is established.

AFS financial assets recognize cumulative fair value adjustment, which is previously recognized in the equity, in net income when disposing of assets or recognizing impairment loss.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

4) Derecognition of financial assets and liabilities

The Company derecognizes a financial asset when the contractual right to the cash flows from the asset is expired, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another company. If the Company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Company recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. The Company derecognizes financial liabilities when, and only when, the Company’s obligations are discharged, canceled or expired.

(9) Offsetting financial instruments

Financial assets and liabilities are presented net in the statement of financial position when the Company has an enforceable legal right to set off and an intention to settle on a net basis or to realize an asset and settle the liability.

(10) Impairment of financial assets

1) Assets carried at amortized costs

The Company assesses at the end of each reporting period whether there is any objective evidence that a financial asset (or a group of financial assets) is impaired. A financial asset (or a group of financial assets) is regarded as impaired when there is an objective evidence of impairment loss as a result of one or more events (the “loss event”) that occurred after the initial recognition and the loss event has an impact on the estimated future cash flows of the financial asset.

For all other financial assets, objective evidence of impairment include:

•	Significant financial difficulty of the issuer or obligor;

•	A breach of contract, such as a default or delinquency in interest or principal payments;

•	The lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•	It becoming probability that the borrower will enter bankruptcy or financial reorganization;

•	The disappearance of an active market for the financial asset due to financial difficulties;

•	Observable data indicating that there is a measurable decrease in the estimated future cash flows of a group of financial assets after initial recognition, although the decrease in the estimated future cash flows of individual financial assets included in the Company is not identifiable.

For individually significant financial assets, the Company assesses whether objective evidence of impairment exists individually, and it assesses for impairment of financial assets that are not significant on an individual or collective basis.

If there is no objective evidence of impairment exists for financial assets individually assessed, the Company includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets for which the Company recognizes impairment based on an individual assessment or impairment loss is continuously recognized are not subject to a collective impairment assessment.

The amount of impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit loss that is not yet incurred), which is discounted at the financial asset’s original effective interest rate. The amount of loss is reduced directly from the asset’s carrying value or by using a provision account, and it is recognized in net income.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

For loans and receivables or HTM financial assets with the variable interest rate, the current effective interest rate, which is determined under the contract, is used to measure impairment loss.

Whether collateral inflow is probable or not, the present value of the estimated future cash flows of collateralized financial asset is calculated as the cash flows, which may arise from collateral inflow, less costs of acquiring and selling collateral.

For a collective assessment on impairment, financial assets are classified based on similar credit risk characteristics (i.e., based on the assessment of credit risk or grading process, considering asset type, industry, geographical location, collateral type, past-due status, and other relevant elements) indicating the debtor’s ability to pay all amounts of debt under the contractual terms. These characteristics are relevant to the estimation of future cash flows for groups of such assets as being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows for a group of financial assets that are collectively assessed for impairment are estimated based on the historical loss experience of assets having credit risk characteristics, similar to those in the Company of financial assets. If the historical loss experience is not enough or did not exist, similar corporation’s comparable historical loss experience of a group of financial assets is used. The effects of current conditions that do not have an impact in the historical loss experience period are reflected, and the historical loss experience is adjusted based on the current observable data in order to remove the effects of conditions that currently do not exist but existed in the historical loss experience period.

When the amount of impairment loss decreases subsequently and the decrease is related to an event occurred after the impairment is recognized (i.e., an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed directly from or by adjusting the provision account. The reversed amount is recognized in net income for the current period.

2) AFS financial assets

The Company assesses at the end of each reporting period whether there is objective evidence that the Company’s financial asset (or a group of financial assets) is impaired.

For equity investments classified as AFS financial assets, a significant or prolonged decline in the fair value below the cost is considered as an objective evidence of impairment. When the fair value of an AFS financial asset is decreased below its acquisition cost, which is considered as an objective evidence of impairment, the cumulative loss, amounting to the difference between the acquisition cost and the current fair value, is removed from OCI and recognized in net income as an impairment loss.

For AFS equity instruments, impairment losses recognized in net income on equity instruments are not reversed in net income. Meanwhile, when the fair value of AFS debt instrument increases in a subsequent period and the evidence is objectively related to an event occurred after recognizing the impairment loss, the impairment loss is reversed and recognized in net income.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(11) Lease

1) Classification

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

j The lease transfers ownership of the asset to the lessee by the end of the lease term;

k The lessee has the option to purchase the asset at a price that is expected to be sufficiently lower than the fair value at the date the option becomes exercisable for it to be reasonably certain, at the inception of the lease, that the option will be exercised;

l The lease term is for the major part of the economic life of the asset even if the title is not transferred;

m At the inception of the lease, the present value of the minimum lease payments amounts to at least substantially all of the fair value of the leased asset; or

n The leased assets are of such a specialized nature that only the lessee can use them without major modifications.

The lease that is not classified as a finance lease is classified as operating leases.

2) Operating leases

The property on operating leases is stated at acquisition cost, net of accumulated depreciation. Expenditures that are incurred for the lease contract made but not executed at the date of the statement of financial position are accounted for as prepaid leased assets and are reclassified as operating lease assets at the inception of the lease term. Rentals from operating lease other than any guaranteed residual value are reported as revenues on a straight-line basis over the lease term. Initial direct costs incurred during the period of preparing the lease contract are recognized as operating lease assets and are amortized over the lease term in proportion to the recognition of income on leased assets. If a lease agreement is canceled in the middle of lease term, the balance of operating leased assets is substituted for canceled lease assets. The canceled lease assets are depreciated over their residual useful life, but are mostly disposed of in the month of cancellation.

3) Finance leases

Finance lease assets are recognized in the Company’s statement of financial position at amounts equal to the net investment, and interest income is recognized by applying effective interest rate to uncollected net investment of finance lease. Minimum lease payments are the payment over the lease term that the lessee is required to pay to the lessor and include the following:

The minimum rental payments called for by the lease over the lease term

j Any payment that the lessee must make, provided that the lessor is supposed to transfer the ownership of the lease property to lessee at the expiration of the lease

k Any guarantee of the residual value at the expiration of the lease term by a third party unrelated to either the lessee or the lessor, provided the third party is financially capable of discharging the obligations that may arise from the guarantee

l The amount of bargain purchase option if the lease contains a bargain purchase option

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

4) Initial direct costs

For operating lease, the initial direct costs, including fees that arise directly or additionally relating to the lease during the negotiating or contracting phase, and legal expenses are recognized as separate asset by the title of initial direct costs and recorded as expenses during the lease term in response to the profit of lease payment.

For finance lease, the initial direct costs are included in the initial recognition amount of finance lease receivables and recorded by the method to depreciate them according to effective interest method during the lease term and then deducted from the profit of finance lease.

5) Adjusted lease payment

The lease payment whose amount is not fixed but decided on the basis of the future amount from the elements (e.g., the fixed ratio of sales, use amount, price index and market interest rate) out of lapse or the period is recognized as the profit and loss during the term of lease payment accrued.

6) Prepaid lease assets

The expenditure accrued relating to the finance lease agreement that was concluded but not carried out as of the end of the term is recorded as prepaid lease assets.

7) Canceled lease

In case of canceled operating lease agreement, the amount recoverable from the lease user or lease surety relating to the lease agreement is recorded as the profit and loss for the financial year of the cancellation date.

(12) Derivative financial instruments

Derivatives are initially recognized at fair value at the date the derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognized in profit or loss immediately unless the derivative is designated and effective as a hedging instrument. In such case the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

At the inception of the hedge relationship, the Company documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Company documents whether the hedging instrument is highly effective in offsetting changes in fair values or cash flows of the hedged item.

1) Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognized in profit or loss immediately, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. The change in the fair value of the hedging instrument and the change in the hedged item attributable to the hedged risk are recognized in the line of the statement of comprehensive income relating to the hedged item.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

Hedge accounting is discontinued when the Company revokes the hedging relationship, when the hedging instrument expires or is sold, terminated or exercised, or when it no longer qualifies for hedge accounting. The fair value adjustment to the carrying amount of the hedged item arising from the hedged risk is amortized to profit or loss from that date.

2) Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in OCI. The gain or loss relating to the ineffective portion is recognized immediately in profit or loss.

Amounts previously recognized in OCI and accumulated in equity are reclassified to profit or loss in the periods when the hedged item is recognized in profit or loss, in the same line of the statement of comprehensive income as the recognized hedged item. However, when the forecast transaction that is hedged results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously accumulated in equity are transferred from equity and included in the initial measurement of the cost of the non-financial asset or non-financial liability.

Hedge accounting is discontinued when the Company revokes the hedging relationship, when the hedging instrument expires or is sold, terminated or exercised, or it no longer qualifies for hedge accounting. Any gain or loss accumulated in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in profit or loss. When a forecast transaction is no longer expected to occur, the gain or loss accumulated in equity is recognized immediately in profit or loss.

(13) Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

1) Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the statement of income and comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

2) Deferred tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset if, and only if, the Company has a legally enforceable right to set off current tax assets against current tax liabilities, and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities that intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

For the purpose of measuring deferred tax liabilities and deferred tax assets for investment properties that are measured using the fair value model, the carrying amounts of such properties are presumed to be recovered entirely through sale, unless the presumption is rebutted. The presumption is rebutted when the investment property is depreciable and is held within a business model whose objective is to consume substantially all of the economic benefits embodied in the investment properties over time, rather than through sale.

3) Current and deferred tax for the year

Current and deferred taxes are recognized in profit or loss, except when they relate to items that are recognized in OCI or directly in equity, in which case, the current and deferred taxes are also recognized in OCI or directly in equity, respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

(14) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (where the effect of the time value of money is material). The discount rate used is a pretax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage is recognized in profit or loss as a borrowing cost.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

At the end of each reporting period, the remaining provision balance is reviewed and assessed to determine if the current best estimate is being recognized. If the existence of an obligation to transfer economic benefit is no longer probable, the related provision is reversed during the period.

(15) Financial guarantee contracts

A financial guarantee contract refers to the contract that requires the issuer to pay the specified amounts to reimburse the holder for a loss because the specified debtor fails to make payment when due under original or revised contractual terms of debt instruments.

Financial guarantee contract liabilities are initially measured at their fair values and are subsequently measured at the higher of:

•	The amount of the obligation under the contract, as determined in accordance with K-IFRS 1037, ‘Provisions, Contingent Liabilities and Contingent Assets’; and

•	The amount initially recognized, less cumulative amortization recognized in accordance with the K-IFRS 1018, ‘Revenue’

(16) Employee Benefits

1) Retirement benefit costs

The Company operates defined contribution plans and defined benefit retirement benefit plans. For defined contribution plan, the Company pays contribution to privately administered pension insurance plans on mandatory basis. The contributions are recognized as employee benefit expense when they are due.

For defined benefit retirement benefit plans, the cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each reporting period. Remeasurement, comprising actuarial gains and losses, the effect of the changes to the asset ceiling (if applicable) and the return on plan assets (excluding interest), is reflected immediately in the statement of financial position with a charge or credit recognized in OCI in the period in which they occur. Remeasurement recognized in OCI is reflected immediately in retained earnings and will not be reclassified to profit or loss. Past service cost is recognized in profit or loss in the period of a plan amendment. Net interest is calculated by applying the discount rate at the beginning of the period to the net defined benefit liability or asset. Defined benefit costs are composed of service cost (including current service cost, past service cost, as well as gains and losses on curtailments and settlements), net interest expense (income), and remeasurement.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

The Company presents the service cost and net interest expense (income) components in profit or loss, and the remeasurement component in OCI. Curtailment gains and losses are accounted for as past service costs.

The retirement benefit obligation recognized in the statements of financial position represents the actual deficit or surplus in the Company’s defined benefit plans. Any surplus resulting from this calculation is limited to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans.

A liability for a termination benefit is recognized at the earlier of when the entity can no longer withdraw the offer of the termination benefit and when the entity recognizes any related restructuring costs.

2) Short-term employee benefits

Short-term employee benefits that are due to be settled within 12 months after the end of the fiscal period in which the employees render the related service, are recognized as profits or loss when an employee has provided service for the amount expected to be paid in exchange for service. Short-term employee benefits are measured on an undiscounted basis.

The expected cost of profit-sharing and bonus payments are recognized as liabilities when the Company has legal or constructive obligation for payment as a result of past service render by employees and a reliable estimate of the obligation can be made.

3) Share-based payment

The Company measures equity-settled share-based payment at fair value on grant date. Until the liability is settled, the Company remeasures the fair value of the liability at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in profit or loss for the year.

4) Termination benefits

Termination benefits are payable when employment is terminated by the Company before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. The Company recognizes termination benefits at the earlier of the following dates: (a) when the Company can no longer withdraw the offer of those benefits; and (b) when the entity recognizes costs for a restructuring that is within the scope of IAS 37 and involves the payment of terminations benefits.

(17) Interest income and expense recognition

The Company recognizes interest income and expenses from HTM financial assets measured at amortized cost, loans and receivables and other financial liabilities on an accrual basis using the effective interest rate method.

Effective interest rate method is the method of calculating the amortized cost of financial assets or liabilities and allocating the interest income or expense over the relevant period. The effective interest rate reconciles the expected future cash in and out through the expected life of financial instruments or shorter period, if appropriate, and net carrying value of financial assets or liabilities.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

When calculating the effective interest rate, the Company estimates future cash flows considering all contractual terms of the financial instruments, such as prepayment option, except the loss on future credit risk. Also, the effective interest rate calculation reflects commission, points (only responsible for the effective interest rate) that are paid or earned between contracting parties, transaction costs, and other premiums and discounts.

(18) Fee income

The Company recognizes financial service fees in accordance with the accounting standard of the financial instrument related to the fees earned.

(a) Fees that are an integral part of the effective interest of a financial instrument

Such fees are generally treated as adjustments of effective interest. However, fees relating to the creation or acquisition of a financial instrument at fair value through profit or loss are recognized as revenue immediately.

(b) Fees earned as services are provided

Such fees are recognized as revenue as the services are provided.

(c) Fees that are earned on the execution of a significant act

Such fees are recognized as revenue when the significant act has been completed.

(19) Dividend Income

Dividend income is recognized when the right to receive payment is established. It is presented in the statement of comprehensive income through related profit and loss account in accordance with the classification of equity securities. Dividend income from available-for-sale financial assets is recorded as other operating income in the statement of comprehensive income.

(20) Income and expenses incidental to loan origination

The company defers income and expense incurred incidental to loan originations as adjustments to loan balance when future economic benefits can be identified and matched to corresponding loans and amortize during the duration of loans and adjust the interest income.

(21) Purchases and disposals of loans

When the Company purchases loans, the difference between the contractual interest rates under loan purchase agreements and original contractual interest rates with borrowers as discounts or accretions and amortize them using effective interest rate method and adjust to interest income during the duration of loans. Deferred income and expense incidental to loan origination are also amortized using effective interest method and adjust to interest income.

When the Company disposes of loans, the difference between the book value and the selling price is recognized as gains and losses on disposal.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(22) Fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of K-IFRS 1102 Share-based payment, leasing transactions that are within the scope of K-IFRS 1017 Leases, and measurements that have some similarities to fair value but are not fair value, such as net realisable value in K-IFRS 1002 Inventories or value in use in K-IFRS 1036 Impairment of Assets.

In addition, for financial reporting purposes, fair value measurements are categorized into Levels 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 inputs are unobservable inputs for the asset or liability.

(23) Investments in associates

In application of equity method accounting policies under K-IFRS 1028 Investments in associates, the Company assesses at the end of each reporting period whether there is any objective evidence that investments in associates is impaired. If there is any objective evidence existed, impairment losses are recognized as ‘other operating income’ in the statement of comprehensive income if the recoverable amount is less than its carrying amount.

3. Significant Estimates and Assumptions

In application of accounting policies described in Note 2, the Company assumes and estimates about its future events. Assumptions and estimates are assessed regularly given the future events reasonably foreseen by past experience and current situation. The estimates may be different from actual results.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

The following are the accounting estimates and assumptions that have a significant risk of causing changes to the carrying amounts of assets and liabilities within the next accounting period:

(1) Impairment loss of goodwill

In order to determine whether or not goodwill is impaired, it is necessary to estimate value in use of cash-generating unit that is allocating goodwill. To calculate value in use, reasonable discount rate should be determined to compute estimation of future cash flows and present value.

(2) Fair value of financial instruments

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of valuation techniques and make assumptions based on market conditions existing at the end of each reporting period.

(3) Impairment loss on financial assets

The Company individually recognizes an impairment loss on financial assets by assessing the occurrence of loss events or assesses impairment for a group of financial assets with similar credit risk characteristics. Impairment loss on financial assets is the difference between such assets’ carrying value and the present value of estimated recoverable cash flows. The future cash flows are computed in the basis of accounting estimate.

(4) Defined benefit plan

The Company operates defined benefit retirement pension plans. Defined benefit obligation is measured through actuarial valuation method every end of reporting period. In order to apply such actuarial valuation method, it is necessary to estimate discount rate, future wage growth rate and mortality ratio. Retirement pension plans contain significant uncertainty in these estimates due to its long-term characteristic.

4. Financial Risk Management

The Company’s operating activity is exposed to various financial risks; hence, the Company is required to analyze and assess the level of complex risks, determine the level of risks to be accepted or manage the risks.

The Company’s risk management procedure is set for improvement in the quality of assets held and investments by making a decision about how to avoid or mitigate risks through the identification of the cause of the potential risk and its scope.

The Company takes an approach to minimize the risk and maximize the profit by managing the risks acceptable to the Company and by eliminating the excessive risks of financial instruments. For this, the following procedures are performed: risk recognition, measurement and assessment, control and monitoring and reporting.

The risk is managed by the risk management department according to the Company’s policy. The Risk Management Committee of the Company makes the decision on the risk strategy, such as allocation of risk assets and limit settlement.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(1) Credit risk

Credit risk represents the possibility of financial losses incurred when the counterparty fails to fulfill its contractual obligations. The objective of credit risk management is to maintain the credit risk exposure to a permissible degree and to optimize the rate of return considering such credit risk.

1) Credit risk management

The Company considers the probability of failure in performing the obligation of its counterparties, credit exposure to the counterparty and the related default risk and the rate of default loss.

2) Credit line management

In order to manage credit risk limit, the Company establishes the appropriate credit line per obligor, company or industry and monitors obligors’ credit line, total exposures and loan portfolios when approving the loan.

3) Maximum exposure to credit risk

The Company’s maximum exposure to credit risk refers to net book value of financial assets, net of allowances, which shows the uncertainties of maximum changes in net value of financial assets attributable to a particular risk without considering collateral and other credit enhancements obtained. The maximum exposed amount to credit risk of the finance guarantee is the maximum amount to be paid by the principal debtor’s claim.

The maximum exposures of financial instruments, excluding equity securities, to credit risk are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Loans and receivables
Loans	3,349,806,184	2,768,357,134
Loans for installment	2,091,146,340	1,145,439,103
Finance lease receivables	1,532,070,134	1,208,520,654
Other receivables	46,699,787	34,276,938

Subtotal	7,019,722,445	5,156,593,829

Off-balance:
Guarantees	333,620	1,595,760
Loan commitments	252,607,343	49,000,000

Subtotal	252,940,963	50,595,760

Total	7,272,663,408	5,207,189,589

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

4) Credit risk of loans

The credit risk of loans and receivables by loan conditions is as follows (Unit: thousands of Korean won):

	December 31, 2016
	Consumers	Corporates	Total
Loans neither overdue nor impaired	6,383,858,187	474,919,992	6,858,778,179
Loans overdue but not impaired	71,344,721	4,945,048	76,289,769
Impaired loans	50,993,881	59,186,807	110,180,688

Subtotal	6,506,196,789	539,051,847	7,045,248,636

Less: Provisions for credit losses	(57,421,805)	(14,804,173)	(72,225,978)
Carrying amount	6,448,774,984	524,247,674	6,973,022,658
Other receivables			46,699,787

Total			7,019,722,445

	December 31, 2015
	Consumers	Corporates	Total
Loans neither overdue nor impaired	4,645,450,377	404,604,442	5,050,054,819
Loans overdue but not impaired	53,100,583	1,097,236	54,197,819
Impaired loans	38,694,597	66,288,890	104,983,487

Subtotal	4,737,245,557	471,990,568	5,209,236,125

Less: Provisions for credit losses	(41,610,352)	(45,308,882)	(86,919,234)
Carrying amount	4,695,635,205	426,681,686	5,122,316,891
Other receivables			34,276,938

Total			5,156,593,829

a) Loans neither overdue nor impaired

Carrying amount of loans that are neither overdue nor impaired by credit rating as of December 31, 2016 and 2015, is as follows (Unit: thousands of Korean won):

	December 31, 2016
	Grade 1	Grade 2	Grade 3	Grade 4	Grade 5	Total
Consumers	1,652,226,741	2,841,009,038	1,446,143,774	409,063,750	35,414,884	6,383,858,187
Corporates	37,768,161	114,637,446	55,691,929	4,922,496	261,899,960	474,919,992

Total	1,689,994,902	2,955,646,484	1,501,835,703	413,986,246	297,314,844	6,858,778,179

Less:
Provisions for credit losses	(2,259,757)	(3,748,328)	(3,420,351)	(1,218,358)	(770,502)	(11,417,296)

Total, net	1,687,735,145	2,951,898,156	1,498,415,352	412,767,888	296,544,342	6,847,360,883

	December 31, 2015
	Grade 1	Grade 2	Grade 3	Grade 4	Grade 5	Total
Consumers	1,302,842,758	1,788,666,974	1,177,448,076	348,096,395	28,396,174	4,645,450,377
Corporates	64,446,904	160,709,136	22,760,548	4,958,078	151,729,776	404,604,442

Total	1,367,289,662	1,949,376,110	1,200,208,624	353,054,473	180,125,950	5,050,054,819

Less:
Provisions for credit losses	(3,751,385)	(11,964,456)	(2,626,366)	(827,736)	(226,170)	(19,396,113)

Total, net	1,363,538,277	1,937,411,654	1,197,582,258	352,226,737	179,899,780	5,030,658,706

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

b) Loans overdue but not impaired

Carrying amount of loans that is overdue but not impaired by age as of December 31, 2016 and 2015, is as follows (Unit: thousands of Korean won):

	December 31, 2016
	Less than 30 days	30–59 days	60–89 days	Total
Consumers	47,051,795	14,801,102	9,491,824	71,344,721
Corporates	3,601,016	741,392	602,640	4,945,048

Total	50,652,811	15,542,494	10,094,464	76,289,769

Less: Provisions for credit losses	(6,352,922)	(5,731,174)	(5,139,748)	(17,223,844)

Total, net	44,299,889	9,811,320	4,954,716	59,065,925

	December 31, 2015
	Less than 30 days	30–59 days	60–89 days	Total
Consumers	33,603,657	11,974,547	7,522,379	53,100,583
Corporates	828,298	243,838	25,100	1,097,236

Total	34,431,955	12,218,385	7,547,479	54,197,819

Less: Provisions for credit losses	(3,992,921)	(4,563,319)	(3,846,348)	(12,402,588)

Total	30,439,034	7,655,066	3,701,131	41,795,231

c) Impaired loans

Carrying amount of impaired loans as of December 31, 2016 and 2015, is as follows (Unit: thousands of Korean won):

	December 31, 2016
	Consumers	Corporates	Total
Impaired loans	50,993,880	59,186,808	110,180,688
Less: Provisions for credit losses	(31,415,194)	(12,169,644)	(43,584,838)

Total	19,578,686	47,017,164	66,595,850

	December 31, 2015
	Consumers	Corporates	Total
Impaired loans	38,694,597	66,288,890	104,983,487
Less: Provisions for credit losses	(21,001,457)	(34,119,077)	(55,120,534)

Total	17,693,140	32,169,813	49,862,953

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

5) Reduced effect of credit risk owing to collateral

Details of quantitative effect of credit risk mitigated due to collateral retained and other credit enhancement as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016
	Impaired Loans		Non-impaired Loans		Total
	Individual	Collective	Overdue	Not overdue
Ordinary deposits	840,000	—	—	—	840,000
Property and equipment	621,746	21,131,055	27,195,323	1,973,255,145	2,022,203,269
Real estate	2,351,736	136,880	111,851	23,171,895	25,772,362

Total	3,813,482	21,267,935	27,307,174	1,996,427,040	2,048,815,631

	December 31, 2015
	Impaired Loans		Non-impaired Loans		Total
	Individual	Collective	Overdue	Not overdue
Property and equipment	2,135,268	33,940,097	40,428,520	1,348,669,416	1,425,173,301
Real estate	31,095,217	1,052,531	1,854,916	14,244,681	48,247,345

Total	33,230,485	34,992,628	42,283,436	1,362,914,097	1,473,420,646

6) Concentration analysis of credit risk

Details of the Company’s corporate loans by industry are as follows (Unit: thousands of Korean won):

	December 31, 2016
	Loans	Allowances	Carrying amount
Financial institutions	59,703,006	(8,942,694)	50,760,312
Manufacturing	10,891,331	(849,380)	10,041,951
Service	27,954,337	(104,341)	27,849,996
Wholesale and retail	288,607,318	(2,168,029)	286,439,289
Construction	22,036,515	(54,542)	21,981,973
Public sector	5,476,789	(727)	5,476,062
Others	124,382,551	(2,684,460)	121,698,091

Total, net	539,051,847	(14,804,173)	524,247,674

	December 31, 2015
	Loans	Allowances	Carrying amount
Financial institutions	37,090,084	(1,968,880)	35,121,204
Manufacturing	11,717,330	(3,992,689)	7,724,641
Service	42,969,800	(9,703,282)	33,266,518
Wholesale and retail	165,193,840	(967,742)	164,226,098
Construction	46,269,610	(4,704,045)	41,565,565
Public sector	10,600,135	(17,611)	10,582,524
Others	158,149,769	(23,954,633)	134,195,136

Total	471,990,568	(45,308,882)	426,681,686

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

The details of the Company’s consumer loans are classified as follows (Unit: thousands of Korean won):

	December 31, 2016
	Loans	Allowances	Carrying amount
Housing purpose	5,602,659	(166,690)	5,435,969
General purpose	6,500,594,130	(57,255,115)	6,443,339,015

Total	6,506,196,789	(57,421,805)	6,448,774,984

	December 31, 2015
	Loans	Allowances	Carrying amount
Housing purpose	17,422,231	(270,156)	17,152,075
General purpose	4,719,823,326	(41,340,196)	4,678,483,130

Total	4,737,245,557	(41,610,352)	4,695,635,205

(2) Market risk

Market risk is the possible risk of loss arising from trading activities in the volatility of market factors, such as interest rates, stock prices and foreign exchange rates. Market risk occurs as a result of changes in the interest rates and foreign exchange rates for financial instruments that are not yet settled, and all contracts are exposed to a certain level of volatility according to the interest rates, credit spreads, foreign exchange rates and the price of equity securities.

1) Market risk management

For trading activities, the Company avoids, takes or mitigates risks by identifying the underlying source of risks, measuring parameters and evaluating their reasonableness.

2) Market risk measurement

The Risk Management Committee allocates owned capital to market risk. The Risk Management department measures the Value at Risk (“VaR,” maximum losses) limit by department and risk factor and loss limit on a daily basis and regularly reports to the Risk Management Committee.

3) Risk control

At the beginning of every year, the Risk Management Committee establishes the VaR limit, loss limit and risk capital limit for its management purposes. Risk limit by desk/dealer is independently managed to the extent of the limit given to each department and the investment limit is managed by risk management personnel within the department.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

4) Exposure to market risk

a) Interest rate risk

Interest rate risk is that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rate. Details of financial assets and liabilities exposed to interest rate risk as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 year to 5 years	Total
Loans and receivables	30,759,504	2,389,825	1,483,664	581,773		35,214,766

	December 31, 2015
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 year to 5 years	Total
Loans and receivables	49,134,583	11,474,700	2,527,151	706,590	—	63,843,024

b) Stock price risk

Stock price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk). The details of financial assets and liabilities exposed to stock price risk as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Listed Stock	2,571,547	—
Other beneficiary certificates	39,559	39,252

Total	2,611,106	39,252

c) Currency risk

Currency risk is that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates as of December 31, 2016 and 2015. There are no financial assets and liabilities exposed to currency risk.

5) Sensitivity analysis of market risk

a) Interest rate risk

The Company measured risk using Earning at Risk(“EaR”) which is the maximum possible loss due to interest rate risk under a normal distribution at a 99.94% confidence level, and assuming the fluctuation in 2% interest rate, the analysis in detail of one-year EaR in the future for the financial assets exposed to the interest rate risk as of December 31, 2016 and 2015, is as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Interest rate EaR	1,849,343	3,229,900

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

However, the methodology has shortcomings, since it is based on the volatility of interest rates during the previous periods at specified confidence level.

b) Stock price risk

Financial assets exposed to stock price risk as of December 31, 2016 and 2015, are 2,611,106 thousand won and 39,252 thousand won, respectively. It is considered that the effect of the stock price risk is not significant.

(3) Liquidity risk

Liquidity risk refers to the Company’s risk of encountering difficulties in meeting obligations from its financial liabilities.

1) Liquidity risk management

Liquidity risk management is to prevent potential cash shortage as a result of mismatching the use of funds (assets) and sources of funds (liabilities) or unexpected cash outflows. The target for liquidity risk management includes entire assets and liabilities in the statement of financial position and derivatives that cash flows may be generating from marginal account.

Assets and liabilities are grouped by account under Asset Liability Management in accordance with the characteristics of the account. The Company manages liquidity risk by identifying maturity gap and such gap ratio through various cash flows analyses (i.e., based on remaining maturity and contract period), while maintaining the gap ratio at or below the target limit.

The following table analyzes the Company’s remaining contractual maturity for its financial liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Company can be required to pay. The table below includes both interest and principal cash flows.

Financial liabilities are classified depending on the maturities. If there is no maturity or maturity allocation is needed, the Company allocates the financial liability’s maturity based on the nature of products.

In case of request of transaction counterparty for financial guarantee and loan commitment, the Company will allocate the earliest period either when the payment is able to be required or when the payment is allowed since it should carry out the payment immediately (Unit: thousands of Korean won):

	December 31, 2016
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 year to 5 years	More than 5 years	Total
Borrowings	105,000,000	115,000,000	60,000,000	—	—	—	280,000,000
Debentures	411,642,601	409,404,459	416,541,262	529,879,034	4,260,397,320	41,179,150	6,069,043,826
Other financial liabilities	87,068,606	17,667,562	20,395,781	23,739,123	334,382,689	—	483,253,761
Guarantee	333,620	—	—	—	—	—	333,620
Loan commitments	15,522,710	26,251,640	7,150,000	187,836,839	15,846,154	—	252,607,343

Total	619,567,537	568,323,661	504,087,043	741,454,996	4,610,626,163	41,179,150	7,085,238,550

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

	December 31, 2015
	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 year to 5 years	More than 5 years	Total
Borrowings	50,000,000	35,000,000	209,660,000	50,000,000	—	—	344,660,000
Debentures	381,764,842	344,119,724	241,611,672	290,038,719	3,147,311,538	21,095,368	4,425,941,863
Derivatives liabilities	—	—	—	—	562,617	—	562,617
Other financial liabilities	70,277,007	13,491,589	17,499,793	18,145,545	276,745,084	—	396,159,018
Guarantee	1,595,760	—	—	—	—	—	1,595,760
Loan commitments	49,000,000	—	—	—	—	—	49,000,000

Total	552,637,609	392,611,313	468,771,465	358,184,264	3,424,619,239	21,095,368	5,217,919,258

(4) Capital risk

The objective of the Company’s capital management is to maintain sound capital structure. The Company uses the adjusted capital adequacy ratio under the Supervision of Specialized Credit Financial Business Law as a capital management indicator. This ratio is calculated dividing adjusted total assets by adjusted equity.

Adjusted capital adequacy ratios of the Company as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Adjusted total assets (A)	7,235,544,824	5,262,971,051
Adjusted equity (B)	802,453,860	585,756,913
Adjusted capital adequacy ratio (B/A)	11.09%	11.13%

5. The fair value of financial assets and liabilities

The fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The best estimate of the fair value of financial instruments is the quoted price in the active market. The Company believes that the fair value and its measurement method of financial instruments is appropriate and reasonable, however, it may be changed under another measurement method or assumption. As various methods have been adopted to calculate fair value of financial instruments and a number of assumptions have been made, it is hard to reasonably compare the fair values of financial instruments measured by different financial institutions.

(1)	Determination of the fair value.

1)	Financial instruments are measured at fair value using a quoted market price in active markets.

2)	Financial instruments except derivative instruments measured at fair value using observable market price and generally accepted pricing model.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

3)	If the quoted market price is not available, derivative instruments are measured at discounted cash flow using yield curve.

4)	The fair value of financial instruments is the quoted price if there is an active market. If there is no active market, financial instruments are measured at discounted cash flow using similar financial product’s market interest rate. The carrying value of short-term receivables, short-term payables, and floating rate financial instruments with maturities less than one year, is regarded an representative of fair value.

The carrying amounts and fair values of financial instruments that present fair value as of December 31, 2016 and 2015 are as follows (Unit: thousands of Korean won):

	December 31, 2016		December 31, 2015
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Loans and receivables	7,019,722,445	7,017,224,152	5,156,593,829	5,177,274,591
Financial liabilities
Borrowings	280,000,000	279,861,948	344,660,000	365,137,447
Debentures	5,819,381,290	5,825,403,546	4,215,746,893	4,223,365,208
Other financial liabilities	456,654,328	427,163,126	374,863,364	351,624,527

Total	6,556,035,618	6,532,428,620	4,935,270,257	4,940,127,182

(2) Details of available-for-sale financial assets that are measured at acquisition cost due to inability to measure the reliable fair value as of December 31, 2016 and 2015 are as follows (Unit: thousands of Korean won):

		December 31, 2016	December 31, 2015
AFS financial assets	Capital contributions	10,000	10,000

(3) Hierarchy of the fair value

The Company classifies and discloses fair value of the financial instruments into the following three-level hierarchy:

•	Level 1: Fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., prices) or indirectly (i.e., derived from prices).

•	Level 3: Fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

Fair value hierarchy of financial assets and liabilities measured at fair value as of December 31, 2016 and 2015 is as follows (Unit: thousands of Korean won):

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Financial assets:
AFS financial assets	2,571,547	39,559	1,272,920	3,884,026

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Financial assets:
AFS financial assets	—	39,252	4,488,541	4,527,793
Financial liabilities:
Derivative instrument liabilities	—	562,617	—	562,617

(4) Changes in financial assets and liabilities classified into Level 3 are as follows (Unit: thousands of Korean won):

	Transfer into/out of Level 3 for the year ended December 31, 2016
	January 1, 2016	Acquisition	Disposition	OCI	Net income (loss)	December 31, 2016
AFS financial assets	4,488,541	—	(2,831,733)	12,974	(396,862)	1,272,920

	Transfer into/out of Level 3 for the year ended December 31, 2015
	January 1, 2015	Acquisition	Disposition	OCI	Net income (loss)	December 31, 2015
AFS financial assets	6,817,530	300,000	(2,335,423)	(293,566)	—	4,488,541

(5) Details of fair value hierarchy by level for financial instruments which the fair value is disclosed as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016
	Fair value			Total
	Level 1	Level 2	Level 3
Financial assets:
Loans and receivables	—	—	7,017,224,152	7,017,224,152

Financial liabilities:
Borrowings	—	279,861,948	—	279,861,948
Debentures	—	5,825,403,546	—	5,825,403,546
Other financial liabilities	—	—	427,163,126	427,163,126

Subtotal	—	6,105,265,494	427,163,126	6,532,428,620

	December 31, 2015
	Fair value			Total
	Level 1	Level 2	Level 3
Financial assets:
Loans and receivables	—	—	5,177,274,591	5,177,274,591

Financial liabilities:
Borrowings	—	365,137,447	—	365,137,447
Debentures	—	4,223,365,208	—	4,223,365,208
Other financial liabilities	—	—	351,624,527	351,624,527

Subtotal	—	4,588,502,655	351,624,527	4,940,127,182

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(6) Following table explains the valuation method used in fair value measurement of Level 2 and Level 3, input variables significant but not observable and correlation between input variables not observable and measured value of fair value.

Classification		Valuation techniques	Significant unobservable variables	Relationship between unobservable variables and fair value measurement

Financial instruments measured at fair value in the statement of financial position

AFS financial assets: Indirect investment assets (funds)	Level 2	Standard market price	Not applicable	Not applicable

AFS financial assets: Equity securities	Level 3

Discounted cash flows

In order to estimate future cash flows, assumptions, not based on either observable quoted price or ratios, such as ratio of increase in sales, ratio of operating profit before tax and weighted-average cost of capital, are used in part. To discount future cash flows, weighted-average cost of capital is computed by Capital Assets Pricing Model.

			Ratio of increase in sales Ratio of operating profit before tax Weighted-average cost of capital	Fair value of equity security will increase (decrease), provided that both ratio of increase in sales and ratio of operating profit before tax increase (decrease), and weighted-average cost of capital decrease (increase).

Financial instruments not measured but disclosed at fair value in the statement of financial position

Financial assets	Level 3

Discounted cash flows

Fair values of financial assets are measured by discounting future cash flows of debt securities with market interest rate applied to entities whose credit rating is similar to that of borrower’s credit rating.

			Discount rate Base rate	If the discount rate declines due to the decline in the base rate, the fair value will increase.

Financial liabilities	Level 2,3	Discounted cash flows Fair values of financial liabilities are measured by discounting future cash flows with market interest rate reflecting the Company’s credit rating.	Discount rate Base rate	If the discount rate declines due to the decline in the base rate, the fair value will increase.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

6. Segment Information

The Company has a single reportable segment. Details of revenues recognized for each financial service groups provided by the Company for the years ended December 31, 2016 and 2015, are as follows:

(1) Information on financial products and services

The Company’s products can be classified into interest-accrued product and fee-accrued product. The profit by product recognized for the years ended December 31, 2016 and 2015, is as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015	Major product
Interest income	384,661,249	312,645,376	Loans, loans for installment and finance lease receivables
Fees and commission income	64,980,106	38,912,433	Lease income

(2) Information on geographical areas

The profits of the Company (profits from interest and fee) from external customers accrued domestically, and there is no profit accrued abroad for the years ended December 31, 2016 and 2015.

7. Cash and Cash equivalents

(1)	Details of cash and cash equivalents are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Currency	2,470	1,390
Ordinary deposits	126,935,964	246,560,053

Total	126,938,434	246,561,443

8. AFS financial assets

(1) Details of AFS financial assets as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Listed stock	2,571,547	—
Unlisted stock	334,433	1,084,856
Investments in partnership	948,487	3,413,686
Other beneficiary certificates	39,559	39,252

Total	3,894,026	4,537,794

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(2) Changes in AFS financial assets for the years ended December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016	For the year ended December 31, 2015
Beginning balance	4,537,794	6,866,371
Acquisition	2,800,020	300,000
Disposal	(2,836,594)	(2,335,423)
Valuation	(210,332)	(293,154)
Impairment loss	(396,862)	—

Ending balance	3,894,026	4,537,794

9. Investments in associates

(1) Details of investments in associates as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016
	Company	Percentage of ownership (%)	Acquisition cost	Amount of total equity	Carrying amount	Major business	Country
Associate	SY Auto Capital Co. Ltd.	49%	9,800,000	12,892,357	5,693,239	Automotive lease- purchase financing company	Republic of Korea

	December 31, 2015
	Company	Percentage of ownership (%)	Acquisition cost	Amount of total equity	Carrying amount	Major business	Country
Associate	SY Auto Capital Co. Ltd.	49%	9,800,000	9,481,190	9,481,190	Automotive lease- purchase financing company	Republic of Korea

(2) Details of changes in investments in associates for the years ended December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Company	Beginning balance	Acquisition (disposal)	Gains or losses from equity method	Ending balance
Associate	SY Auto Capital Co. Ltd.	9,481,190	—	(3,787,951)	5,693,239

	For the year ended December 31, 2015
	Company	Beginning balance	Acquisition (disposal)	Gains or losses from equity method	Ending balance
Associate	SY Auto Capital Co. Ltd.	—	9,800,000	(318,810)	9,481,190

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

10. Loans and receivables

(1) Details of loans and receivables are as follows (Unit: thousands of Korean won):

	December 31, 2016
	Bond principal	Present value premium (discount)	Deferred loan origination cost(fee)	Provisions for credit losses	Carrying amount

Loans	3,349,856,486	6,149,705	52,729,705	(58,929,712)	3,349,806,184

Loans for installment	2,073,400,689	8,693,576	17,151,388	(8,099,313)	2,091,146,340

Finance lease receivables	1,482,823,558	—	54,443,529	(5,196,953)	1,532,070,134

Other receivables	49,001,165	(278,326)	—	(2,023,052)	46,699,787

Total	6,955,081,898	14,564,955	124,324,622	(74,249,030)	7,019,722,445

	December 31, 2015
	Bond principal	Present value premium (discount)	Deferred loan origination cost(fee)	Provisions for credit losses	Carrying amount

Loans	2,796,262,790	—	50,004,670	(77,910,327)	2,768,357,133

Loans for installment	1,144,844,970	—	7,782,796	(7,188,662)	1,145,439,104

Finance lease receivables	1,153,712,697	—	56,628,203	(1,820,246)	1,208,520,654

Other receivables	36,348,562	(242,499)	—	(1,829,124)	34,276,939

Total	5,131,169,019	(242,499)	114,415,669	(88,748,359)	5,156,593,829

(2) Details of restricted due from banks are as follows (Unit: thousands of Korean won):

Classification	Financial institution	December 31, 2016	December 31, 2015	Reason for restriction

Special deposits	KB Kookmin Bank	3,000	3,000	Deposits for opening account

Total		3,000	3,000

(3) The changes in the present value premiums (discounts) related to loans and receivables are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Beginning balance	Increase	Decrease	Ending balance
Loans	—	7,000,235	850,530	6,149,705
Loans for installment	—	9,863,667	1,170,091	8,693,576
Guarantee deposits	(242,499)	(160,335)	(124,509)	(278,326)

Total	(242,499)	16,703,567	1,896,112	14,564,955

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(4) Changes in deferred loan origination fees and costs related to loan and receivables are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Beginning balance	Increase	Decrease	Ending balance
Loans	50,004,670	59,053,449	56,328,414	52,729,705
Loans for installment	7,782,796	14,211,716	4,843,124	17,151,388
Finance lease receivables	56,628,203	36,841,402	39,026,076	54,443,529

Total	114,415,669	110,106,567	100,197,614	124,324,622

	For the year ended December 31, 2015
	Beginning balance	Increase	Decrease	Ending balance
Loans	40,528,186	54,785,948	45,309,464	50,004,670
Loans for installment	1,606,405	7,544,840	1,368,449	7,782,796
Finance lease receivables	39,218,547	47,150,076	29,740,420	56,628,203

Total	81,353,138	109,480,864	76,418,333	114,415,669

(5) Changes in the provisions for credit losses on loans and receivables are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Loans	Loans for installment	Finance lease receivables	Other receivables	Total
Beginning balance	77,910,326	7,188,662	1,820,246	1,829,125	88,748,359
Impairment loss	34,037,903	5,758,969	4,198,970	505,562	44,501,404
Recoveries of written-off loans	21,037,652	2,734,211	1,289,521	64,024	25,125,408
Written-off	(50,245,195)	(6,351,277)	(1,812,413)	(375,658)	(58,784,543)
Sale	(23,810,975)	(1,231,252)	(299,371)	—	(25,341,598)

Ending balance	58,929,711	8,099,313	5,196,953	2,023,053	74,249,030

	For the year ended December 31, 2015
	Loans	Loans for installment	Finance lease receivables	Other receivables	Total
Beginning balance	67,597,064	10,698,257	2,309,975	1,389,421	81,994,717
Impairment loss	45,991,023	7,242,160	1,820,200	1,133,026	56,186,409
Recoveries of written-off loans	12,343,054	6,509,344	805,944	297,010	19,955,352
Written-off	(40,513,828)	(13,211,952)	(3,115,873)	(990,332)	(57,831,985)
Sale	(7,506,987)	(4,049,147)	—	—	(11,556,134)

Ending balance	77,910,326	7,188,662	1,820,246	1,829,125	88,748,359

(*)	The impairment loss on credit losses on the comprehensive income statement consists of the provision for loan losses and provision for other unused commitments (note 18).

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

11. Lease

(1)	At the end of the reporting period, the Company’s finance lease receivables and operating lease assets relate to automotive, machinery, and office equipment and others.

(2)	Operating lease assets

1) The Company classifies operating lease assets as other assets (see Note 15). Operating lease assets based on acquisition costs as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Operating lease assets
Acquisition cost	276,894,079	137,110,898
Initial direct costs	12,087,694	6,418,000
Accumulated depreciation	(50,492,597)	(25,329,868)

Total	238,489,176	118,199,030

2) Future minimum lease receipts under operating lease for the year ended of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Less than 1 year	71,486,607	38,080,403
Between 1 and 4 years	135,004,459	68,250,892
Over 4 years	8,097,701	737,716

Total	214,588,767	107,069,011

(3) Finance lease receivables

1) Details of gross investment in the lease and net investment in the lease as of December 31, 2016 and 2015 are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Gross investment in the lease	1,659,166,292	1,302,376,452
Unearned finance income	(176,342,734)	(148,663,755)
Net investment in the lease	1,482,823,558	1,153,712,697

2) Details of difference between gross investment in the lease and net investment in the lease as of December 31, 2016 and 2015 are as follows (Unit: thousands of Korean won):

December 31, 2016
Gross investment in the lease	Net carrying value	Deferred finance lease origination costs	Net investment in the lease	Difference
1,659,166,292	1,537,267,087	54,443,529	1,482,823,558	176,342,734

December 31, 2015
Gross investment in the lease	Net carrying value	Deferred finance lease origination costs	Net investment in the lease	Difference
1,302,376,452	1,210,340,900	56,628,203	1,153,712,697	148,663,755

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

12. Property and Equipment

(1) Details of property and equipment as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016
	Land	Building	Structures in leased office	Equipment	Vehicles	Total
Acquisition cost	3,849,663	7,368,175	5,230,475	16,663,863	158,325	33,270,501
Accumulated depreciation	—	(2,000,150)	(2,999,122)	(9,416,581)	(61,684)	(14,477,537)

Net carrying value	3,849,663	5,368,025	2,231,353	7,247,282	96,641	18,792,964

	December 31, 2015
	Land	Building	Structures in leased office	Equipment	Vehicles	Total
Acquisition cost	3,849,663	7,368,175	3,165,735	13,240,210	133,408	27,757,191
Accumulated depreciation	—	(1,712,471)	(2,514,690)	(6,529,740)	(46,978)	(10,803,879)

Net carrying value	3,849,663	5,655,704	651,045	6,710,470	86,430	16,953,312

(2) Details of changes in property and equipment for the years ended December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Beginning balance	Acquisition	Disposal	Depreciation	Transfer	Ending balance
Land	3,849,663	—	—	—	—	3,849,663
Building	5,655,704	—	—	(287,679)	—	5,368,025
Structures in leased office	651,045	2,173,173	(16,743)	(628,106)	51,984	2,231,353
Equipment	6,710,470	3,553,013	—	(3,016,201)	—	7,247,282
Vehicles	86,430	113,140	(73,520)	(29,409)	—	96,641

Total	16,953,312	5,839,326	(90,263)	(3,961,395)	51,984	18,792,964

	For the year ended December 31, 2015
	Beginning balance	Acquisition	Disposal	Depreciation	Transfer	Ending balance
Land	3,849,663	—	—	—	—	3,849,663
Building	5,943,383	—	—	(287,679)	—	5,655,704
Structures in leased office	821,118	104,324	—	(381,787)	107,390	651,045
Equipment	7,583,582	1,516,145	—	(2,389,257)	—	6,710,470
Vehicles	13,179	184,431	(82,177)	(29,003)	—	86,430

Total	18,210,925	1,804,900	(82,177)	(3,087,726)	107,390	16,953,312

13. Intangible assets

(1) Details of intangible assets as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016
	Goodwill	Development cost	Membership deposit	Total
Acquisition cost	24,450,302	1,822,138	4,667,662	30,940,102
Accumulated depreciation	—	(1,822,138)	—	(1,822,138)
Accumulated impairment losses	—	—	(1,053,826)	(1,053,826)

Net carrying value	24,450,302	—	3,613,836	28,064,138

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

	December 31, 2015
	Goodwill	Development cost	Membership deposit	Total
Acquisition cost	24,450,302	1,822,138	3,382,574	29,655,014
Accumulated depreciation	—	(1,822,138)	—	(1,822,138)
Accumulated impairment losses	—	—	(1,244,927)	(1,244,927)

Net carrying value	24,450,302	—	2,137,647	26,587,949

(2) Details of changes in intangible assets for the years ended December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Beginning balance	Acquisition	Disposal	Depreciation	Ending Balance
Goodwill	24,450,302	—	—	—	24,450,302
Membership deposit	2,137,647	1,785,089	(308,900)	—	3,613,836

Total	26,587,949	1,785,089	(308,900)	—	28,064,138

	For the year ended December 31, 2015
	Beginning balance	Acquisition	Disposal	Depreciation	Ending Balance
Goodwill	24,450,302	—	—	—	24,450,302
Development cost	122,242	—	—	(122,242)	—
Membership deposit	1,898,597	539,050	(300,000)	—	2,137,647

Total	26,471,141	539,050	(300,000)	(122,242)	26,587,949

(3) The Company acquired the operating segments of automobiles in installments and automobiles lease of Ssangyong Capital Inc. as of December 28, 2006, and recognized ￦35,350 million, paid in excess of the fair value of net assets, as goodwill. The book value according to the previous accounting standards at the date of adoption of the K-IFRS is ￦24,450 million, and the Company applied the book value according to the previous accounting standards for deemed cost at the date of adoption.

14. Investment properties

Investment property of the Company was acquired as a result of biddings in auctions for foreclosed assets. The acquisition cost of the investment property consists of the bid price and the expense for registration of ownership transfer.

(1) Investment properties as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Acquisition cost	2,066,551	2,066,551
Accumulated impairment losses	(737,666)	(737,666)

Net carrying value	1,328,885	1,328,885

(2) The fair value of the investment property is ￦3,598,022 thousand as of December 31, 2016.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

15. Other assets

Details of other assets as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Rental assets	238,489,176	118,199,030
Prepaid expenses	6,853,839	6,328,154
Prepaid value-added tax	3,039,565	1,110,313
Advance payments	6,000	—

Total	248,388,580	125,637,497

16. Borrowings

Details of borrowings as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016		December 31, 2015
	Interest rate (%)	Amount	Interest rate (%)	Amount
Commercial paper	1.46-1.85	280,000,000	1.83-3.08	344,660,000

Total		280,000,000		344,660,000

17. Debentures

(1) Details of debentures as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016		December 31, 2015
	Interest rate (%)	Amount	Interest rate (%)	Amount
Carrying value of debentures
Public issues	1.45–3.54	5,750,000,000	1.91–3.54	4,105,000,000
Subordinated security	4.59–5.70	75,000,000	4.59–6.40	115,000,000

Total		5,825,000,000		4,220,000,000

Discount on bonds payable		(5,618,710)		(4,253,107)

Net		5,819,381,290		4,215,746,893

(2) The changes in debentures based on face value for the years ended December 31, 2016 and 2015, are as follows(Unit: thousands of Korean won):

	2016
	Beginning balance	Issuances	Repayments	Ending balance
Fixed rate debentures	4,220,000,000	2,850,000,000	(1,245,000,000)	5,825,000,000

Total	4,220,000,000	2,850,000,000	(1,245,000,000)	5,825,000,000

	2015
	Beginning balance	Issuances	Repayments	Ending balance
Fixed rate debentures	2,940,000,000	2,310,000,000	(1,030,000,000)	4,220,000,000

Total	2,940,000,000	2,310,000,000	(1,030,000,000)	4,220,000,000

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

18. Provisions

(1) Details of provisions as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Asset retirement obligation	366,308	408,897
Other provision	140,188	—

Total	506,496	408,897

(2) Details of changes in provisions for the years ended December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Asset retirement obligation	Other provision	Total
Beginning balance	408,897	—	408,897
Increase	68,754	140,188	208,942
Decrease	(111,343)	—	(111,343)

Ending balance	366,308	140,188	506,496

	For the year ended December 31, 2015
	Asset retirement obligation	Other provision	Total
Beginning balance	291,145	701,735	992,880
Increase	117,752	—	117,752
Decrease	—	(701,135)	(701,735)

Ending balance	408,897	—	408,897

19. Net defined benefit liabilities

(1) The calculation of post-employment benefits for the years ended December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won)

	2016	2015
Current service cost	3,776,009	3,276,881
Net interest cost	139,194	184,209
Past service cost and gain or loss on settlement	—	(46,809)

Post-employment benefits	3,915,203	3,414,281

(2) Details of net defined benefit liabilities as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Present value of defined benefit obligations	22,113,018	18,204,279
Fair value of plan assets	(19,953,724)	(12,404,541)

Net defined benefit liabilities	2,159,294	5,799,738

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(3) Details of changes in net defined benefit liabilities for the years ended December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Present value of defined benefit obligations	Plan assets	Net defined benefit liabilities (assets)
Beginning balance	18,204,279	(12,404,541)	5,799,738

Defined benefit cost recognized in profit and loss
Current service cost	3,776,009	—	3,776,009
Interest cost (income)	426,522	(287,328)	139,194

Subtotal	4,202,531	(287,328)	3,915,203

Remeasurement effects recognized in OCI
Return on plan assets greater (less) than discount rate	—	136,929	136,929
Actuarial loss (gain) due to changes in financial assumption	546,756	—	546,756
Actuarial loss (gain) due to experience adjustment	182,511	—	182,511
Actuarial loss (gain) due to changes in demographic assumptions	(454,063)	—	(454,063)

Subtotal	275,205	136,929	412,133

Contributions
Contribution paid by the Company	—	(7,880,000)	(7,880,000)
Payment
Benefits paid from plan assets	(570,350)	570,350	—
Benefits paid directly by the Company	(87,780)	—	(87,780)
Decrease of defined benefit obligations due to transfer	89,134	(89,134)	—

Ending balance	22,113,018	(19,953,724)	2,159,294

	For the year ended December 31, 2015
	Present value of defined benefit obligations	Plan assets	Net defined benefit liabilities (assets)
Beginning balance	15,691,307	(9,339,261)	6,352,046

Defined benefit cost recognized in profit and loss
Current service cost	3,276,881	—	3,276,881
Interest cost (income)	444,660	(260,451)	184,209
Profit or loss due to adjustment of past service cost	(46,809)	—	(46,809)

Subtotal	3,674,732	(260,451)	3,414,281

Remeasurement effects recognized in OCI
Return on plan assets greater (less) than discount rate	—	112,708	112,708
Actuarial loss (gain) due to changes in financial assumption	(1,385,458)	—	(1,385,458)
Actuarial loss (gain) due to experience adjustment	843,552	—	843,552
Actuarial loss (gain) due to changes in demographic assumptions	1,455	—	1,455

Subtotal	(540,451)	112,708	(427,743)

Contributions
Contribution paid by the Company	—	(3,440,000)	(3,440,000)
Payment
Benefits paid from plan assets	(522,463)	522,463	—
Benefits paid directly by the Company	(98,846)	—	(98,846)

Ending balance	18,204,279	(12,404,541)	5,799,738

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(4) Details of plan assets as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Time deposits and others	19,953,724	12,404,541

(5) Actuarial assumption used in retirement benefit obligation assessment as of December 31, 2016 and 2015, are as follows:

	December 31, 2016	December 31, 2015
Discount rate	2.40%	2.90%
Future wage growth rate	4.72%	6.24%
Expected retirement rate	Past retirement rate	Past retirement rate

(6) At the end of the reporting period when all the other assumptions are maintained, the impact on the defined benefit liability caused by reasonable variation of significant actuarial assumptions is as follows (Unit: thousands of Korean won):

	Increase	Decrease
The change of 0.5% discount rate	20,951,166	23,370,569
The change of 0.5% salary increase rate	23,395,740	20,916,758
The change of 0.5% retirement rate	22,042,471	22,185,202

Since there is a correlation between the actuarial assumptions, a variation of actuarial assumptions does not occur independently. Accordingly, sensitivity analysis will not show the actual variation of the defined benefit liability. Further, the present value of the defined benefit liability in the sensitivity analysis was determined by using the projected unit credit method applied to measure defined benefit liability on the statement of financial position.

(7) Future expected retirement benefit expense at the end of the reporting period is as follows (Unit: thousands of Korean won):

Expected amount of retirement benefit expense
Less than one year	600,724
More than 1 year and less than 2 years	3,323,555
More than 2 year and less than 5 years	3,268,034
More than 5 year and less than 10 years	10,531,153
More than 10 years	75,589,440

(8) A reasonable estimate of the contribution expected to be made in the financial year commencing after the reporting period is ￦1,281,877 thousand.

(9) Weighted-average maturity of defined benefit liability is 11.2 years.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

20. Other financial liabilities

Other financial liabilities as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Refundable lease deposits
Refundable lease deposits	419,017,627	339,499,243
Present value discount	(28,503,127)	(24,482,638)

Subtotal	390,514,500	315,016,605

Deposits received	2,471,103	3,626,405
Accounts payable	11,418,575	19,469,669
Accrued expenses	49,990,469	34,916,299
General withholdings	2,236,162	1,744,218
Financial guarantees liabilities	23,519	90,168

Total	456,654,328	374,863,364

21. Other liabilities

Other liabilities as of December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Advances from customers	6,214,092	3,569,689
Unearned income	28,758,361	25,296,366
Value-added tax withheld and others	597,897	529,589

Total	35,570,350	29,395,644

22. Stock grants

KB Financial Group Inc., the parent company, entered into an agreement with the directors of the Company for stock grants. The Company and KB Financial Group Inc. settle the accrued expense according to the agreement. Also, the Company records annual compensation costs as employee benefits.

The maximum number of stocks to be granted is determined at the inception of the stock grants agreement and according to the level of achievements stipulated in the agreement, actual number of stocks granted to employees are determined. The Company has the option to grant shares of KB Financial Group Inc. or settle in cash at employees’ fulfilment of service period condition.

(1) Details of the long-term performance-linked Stock Grant as of December 31, 2016, are as follows:

Series	Grant date	Granted shares[1]	Service completion date	Expected exercise date	Vesting conditions[2]
2014-A	2014-3-20	3,530	2014-12-31	2017-3-19	Service, market and non-market vesting conditions[2,3,4]
2014-B	2014-3-24	622	2014-12-31	2017-3-23	Service, market and non-market vesting conditions[2,3,4]
2015-D	2015-1-1	4,329	2015-12-31	2017-12-31	Service, market and non-market vesting conditions[2,3,4]
2015-D	2015-1-1	1,515	2016-1-8	2017-12-31	Service, market and non-market vesting conditions[2,3,4]
2015-C	2015-1-13	811	2016-1-12	2018-1-12	Service, market and non-market vesting conditions[2,3,4]
2015-B	2015-1-17	922	2016-1-16	2018-1-16	Service, market and non-market vesting conditions[2,3,4]
2015-A	2015-3-26	1,500	2015-12-31	2018-3-25	Service, market and non-market vesting conditions[2,3,4]
2016-A	2016-1-1	19,055	2017-12-31	2017-12-31	Service, market and non-market vesting conditions[2,3,4]
2016-B	2016-10-31	4,225	2018-12-31	2018-12-31	Service, market and non-market vesting conditions[2,3,4]

		36,509

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

[1]	The initial shares granted per director remaining at the end of the reporting period.
[2]	The number of shares vested is determined by 30% of targeted relative TSR scores and 70% of MOU of the Company.
[3]	The number of shares vested is determined by 50% of targeted relative TSR scores and 50% of targeted KPI.
[4]	The number of shares vested is determined by 30% of targeted relative TSR scores, 30% of MOU of the Company, and 40% of targeted KPI.

(2) Stock grants are measured at fair value using Monte Carlo Simulation Model and assumptions used in determining the fair value as of December 31, 2016, are as follows (Unit: Korean won):

Series	Expected exercise period(Years)	Risk free rate(%)	Fair value(Market performance condition)	Fair value (Non-market performance condition)
2014-A	3	1.57	42,624	42,624
2014-B	3	1.57	42,661	42,661
2015-A	3	1.57	41,027	41,752
2015-B	3	1.57	41,860	41,879
2015-C	3	1.57	41,998	42,013
2015-D	3	1.57	41,996	42,012
2106-A	2	1.57	41,552	42,012
2016-D	2.2	1.60	36,680	41,194

Meanwhile, the Company determined the fair value by using historical stock price volatility with the same period as the exercisable period for expected volatility and the current stock price of December 31, 2016, for the underlying asset price. Additionally, the average three-year historical dividend rate was used as expected dividend rate.

(3) Changes in the number of shares outstanding in accordance with the share-based payment plan for the years ended 2016 and 2015 are as follows (Unit: share):

	2016	2015
Beginning	14,106	5,029
Grant	23,280	9,077
Expiration	(877)	—
Ending	36,509	14,106

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(4) The amount of accrued expense recognized as of December 31, 2016 and 2015, due to share-based payment plan are ￦860,399 thousand and ￦351,767 thousand.

(5) The Company recognized compensation cost of ￦1,313,513 thousand as an expense due to share-based payment plan for the year ended December 31, 2016. (2015: ￦179,883 thousand).

23. Capital stock

The number of shares to be issued by the Company as of December 31, 2016, is 100,000,000 shares, and the Company has 21,492,128 shares issued and outstanding with a par value of ￦5,000 per share.

The articles of incorporation defined the convertible bond as the bond that can be converted to common shares or preferred shares, which can be issued to the persons who are not the shareholder of the Company, within the total amount not exceeding ￦200 billion at par value.

24. Hybrid equity securities

Details of hybrid equity securities are as follows (Unit: thousands of Korean won):

	December 31, 2016
	Issue date	Maturity date	Interest rate	Amount
Hybrid equity securities	2015.03.27	2045.03.27	5.01%	50,000,000
Issuance costs				(153,500)
Hybrid equity securities	2015.09.24	2045.09.24	4.61%	50,000,000
Issuance costs				(103,800)
Hybrid equity securities	2016.03.29	2046.03.29	4.40%	50,000,000
Issuance costs				(109,300)
Hybrid equity securities	2016.06.28	2046.06.28	4.06%	50,000,000
Issuance costs				(103,800)
Hybrid equity securities	2016.11.28	2046.11.28	4.74%	50,000,000
Issuance costs				(103,800)

Total				249,425,800

	December 31, 2015
	Issue date	Maturity date	Interest rate	Amount
Hybrid equity securities	2015.03.27	2045.03.27	5.01%	50,000,000
Issuance costs				(153,500)
Hybrid equity securities	2015.09.24	2045.09.24	4.61%	50,000,000
Issuance costs				(103,800)

Total				99,742,700

25. Capital surplus

Details of capital surplus is as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Capital in excess of par value	55,033,423	55,033,423
Gains on capital reduction	27,431,618	27,431,618
Consideration for conversion rights	486,264	486,264
Gains on sale of treasury stock	286,762	286,762
Other capital surplus	711,631	711,631

Total	83,949,698	83,949,698

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

26. Accumulated other comprehensive income

Details of changes in accumulated other comprehensive income are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Beginning balance	Valuation	Disposition and others	Ending Balance
Gain (loss) on valuation of AFS securities	324,289	59,383	(218,815)	164,857
Remeasurement of defined benefit liabilities	(4,720,557)	(312,398)	—	(5,032,955)
Loss on valuation of cash flow hedges	(426,463)	426,464	—	—

Total	(4,822,731)	173,449	(218,815)	(4,868,097)

	For the year ended December 31, 2015
	Beginning balance	Valuation	Disposition and others	Ending Balance
Gain (loss) on valuation of AFS securities	546,500	(222,211)	—	324,289
Remeasurement of defined benefit liabilities	(5,044,786)	324,229	—	(4,720,557)
Loss on valuation of cash flow hedges	(684,054)	257,591	—	(426,463)

Total	(5,182,340)	359,610	—	(4,822,731)

27. Retained earnings

(1) Details of retained earnings are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Legal reserve(*)	10,023,000	8,948,000
Regulatory reserve for credit loss	53,699,103	35,032,234
Unappropriated retained earnings	306,910,467	248,436,005

Total	370,632,570	292,416,239

(*)	In accordance with Article 458 of the Commercial Code, the Company reserves at least 10% of the dividend as reserve for profits every fiscal period until the amount reaches 50% of the paid-in capital.

(2) Details of balance of the regulatory reserve for credit loss are as follows (Unit: thousands of Korean won):

	December 31, 2016	December 31, 2015
Beginning balance	53,699,103	35,032,234
Planned regulatory reserves for credit loss	12,190,049	18,666,869

Ending balance	65,889,152	53,699,103

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(3) Adjusted net income after the planned regulatory reserves for credit loss provided and adjusted earnings per share (“EPS”) after the planned regulatory reserves for credit loss provided are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Net income	96,696,387	63,086,515
Dividend on hybrid equity securities	(7,733,991)	(2,539,907)
Planned reserves provided	(12,190,049)	(18,666,869)
Adjusted net income after dividend on hybrid equity securities and the planned reserves provided(*)	76,772,347	41,879,739
Adjusted EPS after dividend on hybrid equity securities and the planned reserves provided	3,572	1,949

(*)	Adjusted profits after deduction of regulatory reserve for credit loss and dividend on equity securities are not based on K-IFRS, and calculated on the assumption that regulatory reserve for credit loss before income tax is adjusted to the net income.

(4) Details of changes in retained earnings are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Beginning balance	292,416,239	241,541,088
Net income	96,696,387	63,086,515
Dividend	(10,746,064)	(9,671,458)
Dividend on hybrid equity securities	(7,733,991)	(2,539,907)

Ending balance	370,632,570	292,416,239

(5) Statement of appropriations of retained earnings are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016		2015
I. RETAINED EARNINGS BEFORE APPROPRIATIONS:		306,910,467		248,436,005
1. Unappropriated retained earnings carried over from prior years	217,948,071		187,889,397
2. Dividend on hybrid equity securities	(7,733,991)		(2,539,907)
3. Net income	96,696,387		63,086,515
II. APPROPRIATIONS:		24,011,113		30,487,933
1. Legal reserve	1,075,000		1,075,000
2. Planned regulatory reserve for credit loss	12,190,049		18,666,869
3. Cash dividends (Note 40)	(10,746,064)		(10,746,064)
Common stock, 500 Korean won (10.0%) in 2016 and
Common stock, 500 Korean won (10.0%) in 2015

III. UNAPPROPRIATED RETAINED EARNINGS TO BE CARRIED FORWARD TO SUBSEQUENT YEAR		282,899,354		217,948,071

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

28. Net interest income

Details of interest income and expenses recognized are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Interest income
Cash and cash equivalent	2,071,698	1,646,061
General and installment loans	328,731,774	265,443,981
Finance lease receivables	53,739,121	45,458,379
Other receivables	118,656	96,955

Sub total	384,661,249	312,645,376

Interest expenses
Borrowings	6,589,244	5,147,130
Debentures	121,157,017	103,719,703
Depreciation of present value discount for refundable lease deposits	10,279,496	8,407,285

Sub total	138,025,757	117,274,118

Net interest income	246,635,492	195,371,258

29. Net fee and commission income

(1) Details of commission income and expenses incurred are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Operating lease income	48,065,907	25,427,570
Lease cancellation revenues	4,549,189	2,714,835
Depreciation of unearned lease receipts	10,279,496	8,407,285
Income associated with lease	1,857,505	1,862,981
Commission income of the financial guarantees and others	228,009	499,762

Total	64,980,106	38,912,433

Commission expenses and others	9,982,428	5,344,076

Net commission profit	54,997,678	33,568,357

30. Provision for credit losses

Provision for credit losses recognized is as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Bad debt expense	44,501,404	56,186,409
Other provisions	140,189	—

Total	44,641,593	56,186,409

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

31. General and administrative expenses

(1) Details of general and administrative expenses for years ended 2016 and 2015 are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015

Salaries	31,380,561	25,399,765
Bonus	9,321,232	8,685,596
Miscellaneous benefits	618,677	1,400,981
Retirement benefits	3,915,203	3,414,281
Compensation expenses associated with stock option	1,313,513	179,883
Welfare expenses	9,061,986	6,515,252
Depreciation	3,961,395	3,087,726
Depreciation of intangible assets	—	122,242
Service fees	1,946,628	3,343,367
Maintenance	4,195,628	2,917,726
Communications	3,164,473	2,813,682
Advertising expenses	13,470,094	4,001,244
Taxes and public dues	2,568,277	2,322,166
Operating promotion expenses	1,874,666	2,050,421
Training expenses	1,079,349	291,570
Printings	482,513	380,568
Travel	888,555	575,612
Rent	3,216,054	2,702,995
Others	551,016	584,459

Total	93,009,820	70,789,536

32. Other operating income (expenses)

(1) Details of net other operating income (expenses) recognized for the years ended December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Other operating income	22,786,657	19,782,833
Other operating expenses	(60,314,707)	(40,441,066)

Total	(37,528,050)	(20,658,233)

(2) Details of other operating income recognized for the years ended December 31, 2016 and 2015, are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Gain on disposal of operating lease	43,606	24,096
Other operating income	15,684,323	11,556,134
Gain on disposal of loans	7,058,728	8,202,603

Total	22,786,657	19,782,833

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(3) Details of other operating expenses recognized for the years ended December 2016 and 2015, are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Loss on hedge of interest rate swaps	604,411	653,699
Depreciation of operating lease	33,179,693	17,218,151
Loss on disposal of operating lease	2,131,819	1,269,054
Loss on disposal of loans	—	613,536
Impairment loss on asset-for-sale financial asset	396,862	*—
Other operating expenses	24,001,922	20,686,626

Total	60,314,707	40,441,066

33. Other non-operating income (expenses)

(1) Other non-operating income and expense recognized are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Other non-operating income	728,515	764,951
Other non-operating expenses	(736,959)	(340,063)

Total	(8,444)	424,888

(2) Details of other non-operating income recognized are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Gain on disposal of intangible assets	191,100	82,500
Gain on restoration	7,218	—
Others	530,197	682,451

Total	728,515	764,951

(3) Details of other non-operating expenses recognized are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Provision for restoration of obligation	16,770	10,362
Loss on restoration	174,127	—
Tangible asset disposal loss	25,717	2,177
Donations	337,602	326,900
Others	182,743	624

Total	736,959	340,063

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

34. Income tax expense and deferred tax

(1) Details of income tax expense are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Current income tax payable	21,730,609	9,641,701
Changes in deferred income taxes due to temporary differences	5,211,344	9,801,346
Changes in deferred income taxes, directly in equity	14,483	(114,809)
Income tax expense	26,956,436	19,328,238

(2) Income tax expense can be reconciled to net income before income tax as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Net income before income tax	123,652,823	82,414,753
Tax calculated at statutory tax rate	29,461,983	19,482,370
Adjustments:
Non-taxable income	(4,746)	(752)
Non-deductible expense	397,947	471,669
Changes in deferred income taxes, directly in equity	(14,483)	114,809
Dividend on hybrid equity securities	(1,856,051)	(641,142)
Others	(1,028,214)	(98,716)

Income tax expense	26,956,436	19,328,238

Effective tax rate	21.80%	23.45%

(3) Details of deferred tax relating to items that are recognized directly in equity are as follows (Unit: thousands of Korean won):

	December 31, 2016			December 31, 2015
	Before tax	Tax effect	After tax	Before tax	Tax effect	After tax
Gain (loss) on valuation of AFS securities	(210,332)	50,900	(159,432)	(293,154)	70,943	(222,211)
Actuarial loss (gain)	(412,134)	99,737	(312,398)	427,744	(103,514)	324,230
Gain (loss) on valuation of cash flow hedges	562,617	(136,153)	426,464	339,829	(82,239)	257,591

Total	(59,849)	14,483	(45,366)	474,419	(114,809)	359,610

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(4) Changes in deferred income tax are as follows (Unit: thousands of Korean won):

	For the year ended December 31, 2016
	Beginning balance	Tax adjustment	Recognized as income (loss)	Recognized as other comprehensive income (loss)	Ending balance
Income and expenses incidental to loan origination	(29,241,748)	—	(7,362,107)	—	(36,603,855)
Available-for-sale financial assets	159,669	53,805	96,040	50,900	360,414
Investments in associates	77,152	—	916,684	—	993,836
Net defined benefit liabilities	1,203,901	—	(177,605)	99,737	1,126,033
Property and equipment	(1,257,337)	—	47,248	—	(1,210,089)
Goodwill	(5,132,796)	—	(784,177)	—	(5,916,973)
Investment conversion	131,353	—	(676,429)	—	(545,076)
Accounts payable	627,890	—	246,102	—	873,992
Accrued expenses	699,240	899,344	1,074,087	—	2,672,671
Operating lease income	6,777	—	—	—	6,777
Operating lease / rental assets	175,468	—	(82,323)	—	93,145
Restoration liability	98,953	—	(10,307)	—	88,646
Membership	301,272	—	(46,246)	—	255,026
Investment properties	178,515	—	—	—	178,515
	958,716	—	—	—	958,716
Hybrid equity securities	—	62,267	160,427	—	222,694
Derivative liabilities	136,154	—	—	(136,154)	—
Other provisions	—	—	33,926	—	33,926
Exemption from joint enterprise taxation	—	—	323,438	—	323,438

Net deferred tax assets(liabilities)	(30,876,821)	1,015,416	(6,241,242)	14,483	(36,088,164)

	For the year ended December 31, 2015
	Beginning balance	Tax adjustment	Recognized as income (loss)	Recognized as other comprehensive income (loss)	Ending balance
Income and expenses incidental to loan origination	(20,506,862)	—	(8,734,886)	—	(29,241,748)
Available-for-sale financial assets	92,725	(3,825)	(174)	70,943	159,669
Investments in associates	—	—	77,152	—	77,152
Net defined benefit liabilities	1,610,605	(453,139)	149,949	(103,514)	1,203,901
Property and equipment	(1,284,125)	—	26,788	—	(1,257,337)
Goodwill	(4,277,330)	—	(855,466)	—	(5,132,796)
Investment conversion	—	—	131,353	—	131,353
Accounts payable	352,118	—	275,772	—	627,890
Accrued expenses	886,514	302,104	(489,378)	—	699,240
Operating lease income	6,777	—	—	—	6,777
Operating lease / rental assets	178,380	—	(2,912)	—	175,468
Restoration liability	70,457	—	28,496	—	98,953
Membership	466,814	—	(165,542)	—	301,272
Investment properties	178,515	—	—	—	178,515
	931,547	27,169	—	—	958,716
Derivative liabilities	218,392	—	—	(82,238)	136,154
Other provisions	—	169,820	(169,820)	—	—

Net deferred tax assets(liabilities)	(21,075,474)	42,129	(9,728,666)	(114,809)	(30,876,821)

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

35. Earning per share

(1) Basic EPS is calculated by dividing net income by weighted-average number of common shares outstanding (Unit: Korean won):

	For the years ended December 31
	2016	2015
Net income attributable to common shares:	96,696,386,892	63,086,514,881
Dividend on hybrid equity securities	(7,733,991,412)	(2,539,906,592)
Net income vested in common shares	88,962,395,480	60,546,608,289
Weighted-average number of common shares outstanding	21,492,128	21,492,128

Basic EPS	4,139	2,817

(2) Details of weighted-average number of shares outstanding are as follows (Unit: shares, days):

	2016
	Number of shares	Weighted- average days	Number of shares outstanding
Number of shares in beginning balance	21,492,128	365/365	21,492,128
Weighted-average number of common shares outstanding			21,492,128

	2015
	Number of shares	Weighted- average days	Number of shares outstanding
Number of shares in beginning balance	21,492,128	365/365	21,492,128
Weighted-average number of common shares outstanding			21,492,128

(3) Diluted EPS are the same as the basic EPS as there are no dilutive securities granted by the Company for the years ended December 31, 2016 and 2015.

36. Dividends

(1) Details of dividends are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016		2015
Number of shares issued		21,492,128		21,492,128
Par value	￦	5,000	￦	5,000
Dividend rate		10%		10%
Dividend		10,746,064		10,746,064

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(2) Details of dividend payout ratio are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Dividend	10,746,064	10,746,064
Net income	96,696,387	63,086,515
Dividend payout ratio(*)	11.1%	17.0%

(*)	Dividend payout ratio for adjusted net income after dividend on hybrid equity securities and regulatory reserve for credit loss for the years ended December 31, 2016 and 2015, is 14.0% and 25.7%, respectively.

(3) Details of dividend yield ratio are as follows (Unit: Korean won):

	For the years ended December 31
	2016	2015
Dividend per share	500	500
Closing price	26,800	23,050
Dividend yield ratio	1.9%	2.2%

37. Contingent liabilities and commitments

(1) Details of loan commitments and credit lines that others provided for the Company are as follows (Unit: thousands of Korean won):

		Committed amount	Used amount
Shinhan Bank	Commercial Paper	50,000,000	—
Woori Bank	Loans	30,000,000	—
NongHyup Bank	Loans	10,000,000	—
Jeonbuk Bank	Loans	10,000,000	—
KDB	Loans	30,000,000	—

Total		130,000,000	—

(2) With regard to the instalment loans for automobile drawn from Woori Bank, the Company entered into agreements to commit purchasing the overdue loans. The commitment amount as of December 31, 2016, is ￦333,620 thousand, and the profit of security fees recognized by the Company for the years ended December 31, 2016, is ￦62,907 thousand. The Company recognized ￦23,519 thousand as financial guarantee liability with regard to purchase guarantee agreement as of December 31, 2016.

(3) As of December 31, 2016, the Company has entered into a credit line agreement amounting to ￦585,356 million and the unused committed balance amounted to ￦252,607 million.

(4) Among pending lawsuits as of December 31, 2016, there are 15 cases that the Company is defendant (litigation amount: ￦15,489 million).

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

38. Related-party transactions

(1) The related parties of the Company as of December 31, 2016, are as follows:

Related parties
Parent	KB Financial Group Inc.
Other related party	KB Kookmin Bank; KB Kookmin Card Co., Ltd; KB Insurance Co., Ltd; KB Securities Co., Ltd.; KB Asset Management Co., Ltd; KB Savings Bank Co., Ltd.; KB Real Estate Trust Co., Ltd.; KB Investment Co., Ltd.; KB Credit Information Co., Ltd.; KB Data System Co., Ltd.; SY Auto Capital Co., Ltd.; and others

(2) Details of assets and liabilities from transactions with related parties are as follows (Unit: thousands of Korean won):

Related party		December 31, 2016	December 31, 2015
KB Kookmin Bank	Cash and cash equivalents	9,071,839	737,911
	Due from banks	3,000	3,000
	Accrued income	352	141
KB Kookmin Card Co., Ltd.	Accrued income	286,445	170,808
KB Securities Co., Ltd.	Cash and cash equivalents	50,458,730	5,000,000
KB Insurance Co., Ltd	Prepaid expenses	2,135,791	1,034,456
	Tenancy deposit	93,621	—
KB Data System Co., Ltd.	Prepayments	579,367	—
SY Auto Capital Co., Ltd.	Loans	20,000,000	—
	Accrued income	28,416	—

Total assets		82,657,561	6,946,316

KB Financial Group Inc.	Accrued payable	1,665,280	351,767
	Accounts Payable	346,023	85,032
KB Kookmin Bank	Accrued payable	17,069	10,652
KB Kookmin Card Co., Ltd.	Accounts Payable	9,225,655	5,960,060
	Accrued payable	17,436	1,780
KB Securities Co., Ltd.	Accrued payable	9,768	—
KB Insurance Co., Ltd.	Accrued payable	230,373	4,424
	Rental deposit	10,000	—
KB Credit Information Co., Ltd.	Accrued payable	55,902	64,176
KB Data System	Accrued payable	902,836	—
SY Auto Capital Co., Ltd.	Accrued payable	64,100	—
	Withholdings	163	—

Total liabilities		12,544,605	6,477,891

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(3) Details of gain or loss from transactions with related parties are as follows (Unit: Korean won):

Related party		For the year ended December 31, 2016	For the year ended December 31, 2015
KB Financial Group Inc.	Non-operating income	74,556	—
KB Kookmin Bank	Interest income on due from banks	4,084	2,086
KB Kookmin Card Co., Ltd.	Other operating income	3,222,627	2,596,828
KB Securities Co., Ltd.	Interest income	83,097	14,275
KB Insurance Co., Ltd.	Other operating income	219,835	—
KB Credit Information Co., Ltd.	Rental income	37,000	—
KB Data System	Interest income	—	10,030
	Rental income	52,781	—
SY Auto Capital Co., Ltd.	Interest income from loans	525,046	—
	Other operating income	159,328	—
	Other non-operating income	250,000	—
LIG investment & Securities Co., Ltd.(*)	Interest income	734	—

Total income		4,629,088	2,623,219

KB Kookmin Bank	Commission expense	367,658	243,417
	Rent	77,819	63,880
	Repair and maintenance expense	30,580	24,732
	Employee benefits	4,200	—
	dues	7,000	—
	Training expense	2,275	—
	Other operating expenses	204,333	—
KB Kookmin Card Co., Ltd.	Other operating expenses	45,180	13,720
KB Securities Co., Ltd.	Commission expense	32,274	—
	Other operating expenses	23,242	—
KB Insurance Co., Ltd.	Insurance expenses	3,812,248	12,323
	Advertising expenses	16,500	—
	Commission expense	507,997	—
	Rent	154,991	—
KB Credit Information Co., Ltd.	Other operating expenses	614,710	1,091,629
KB Data System	Repair and maintenance	1,010,544	—
	Other operating expenses	484,669	1,304,055
SY Auto Capital Co., Ltd.	Other operating expenses	153,024	—

Total expense		7,549,244	2,753,756

(*)	Excluded from other related parties during 2016. Transaction amount is the amount accrued before being excluded from related parties.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(4) Loan arrangements and funding transactions with related parties (Unit: thousands of Korean won):

	Related party	Transaction description	Loan Execution	Unused commitment
Other	SY Auto Capital Co., Ltd.	30,000,000	20,000,000	10,000,000

(5) Asset purchase transactions with related parties (Unit: thousands of Korean won):

	Related party	Transactions description	2016	2015
Other	SY Auto Capital Co., Ltd.	Purchase of loans and installments	796,527,140	—
	KB Data System	Purchase of business property	289,923	279,318

(6) Capital or equity transactions with related parties (Unit: thousands of Korean won):

	Related party	Transactions description	2016	2015
Other	KB Financial Group Inc.	Issuance of hybrid equity securities	150,000,000	100,000,000
		Accrued dividend on hybrid equity securities	7,733,991	2,539,907

(7) There exists no guarantee payments providing to or provided from related parties for the years ended December 31, 2016 and 2015.

(8) Details of compensation to key management are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Salaries	2,168,665	3,140,025
Severance and retirement benefits	115,717	172,324
Share-based payment	1,313,513	179,883

Total	3,597,895	3,492,232

The key management includes legally registered directors and major executives, having important authority and responsibility for the planning, operating and controlling of the management of the Company.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

39. Cash flow statement

(1) Cash flows from operating activities for the years ended December 31, 2016 and 2015 are as follows (Unit: thousands of Korean won):

	2016	2015
1. Net income	96,696,387	63,086,515
2. Adjustments	(220,674,567)	(177,046,258)
Tax expenses	26,956,436	19,328,238
Interest income	(384,661,249)	(312,645,376)
Interest expenses	138,025,757	117,274,118
Dividend income	(995,511)	(1,003,238)
3. Add expenses without cash outflow	91,843,108	69,637,604
Equity Losses on Investments	3,787,951	318,810
Impairment loss on credit loss	44,641,593	44,630,275
Depreciation Expenses on Operating Lease Assets	33,179,693	17,218,151
Impairment loss on available-for-sale financial assets	396,862	—
Transaction losses related to interest rate swaps	604,411	653,699
Compensation Expenses Associated with Stock Option	1,313,513	179,883
Severance Benefits	3,915,203	3,414,281
Depreciation expenses	3,961,395	3,087,726
Others	42,487	134,779
4. Deduct revenue without cash inflow	(10,470,596)	(8,489,785)
Amortization of unearned lease revenues of lease deposits	10,279,496	8,407,285
Gain on disposal of intangible assets	191,100	82,500
5. Changes in working capital	(2,084,990,919)	(1,360,671,466)
Increase in loans and receivables	(1,878,095,516)	(1,278,862,605)
Increase in deferred Loan Origination Cost	(110,038,852)	(109,480,864)
Increase in present value premium	(14,882,643)	—
Increase in present value discount about leasehold deposits	154,483	564,109
Increase in property under operating leases	(12,697,871)	(4,499,308)
Increase in rental assets	(138,766,406)	(72,475,008)
Increase in advance payments	(4,663,274)	(1,784,452)
Increase in prepaid VAT	(1,929,253)	(97,854)
Payments of retirement allowance	(7,967,781)	(3,538,845)
Decrease in financial guarantee liabilities	(66,649)	(179,541)
Increase in lease rental deposits	68,262,895	91,866,841
Increase in deposits for letter of guarantees and others	10,100,186	10,313,190
Decrease(increase) in other payables	(8,051,094)	1,281,856
Increase in accrued expenses	10,722,645	5,107,726
Increase in deposits received	491,944	435,888
Increase in advance receipts	2,644,403	1,465,562
Decrease in unearned income	(165,102)	(213,518)
Increase in VAT withheld	68,309	127,092
Others	(111,344)	(701,735)

	(2,127,596,588)	(1,413,483,390)

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

(2) Investment and financing activities not involving cash inflows and outflows for the transactions are as follows (Unit: thousands of Korean won):

	For the years ended December 31
	2016	2015
Gain (loss) on valuation of AFS securities	(210,332)	(293,154)
Actuarial loss (gain)	(412,134)	(427,744)
Gain (loss) on valuation of cash flow hedges	—	(339,829)
Transfer to structures in leased office from asset retirement obligation	51,984	107,390

40. Unconsolidated structured entity

With regard to unconsolidated structured entities, details of information in order to understand the characteristics of interest that the Company retains and its related risk are as follows (Unit: thousands of Korean won):

Structured entity	Account title of interest for structured entity or provided financial support	Carrying amount of assets with regard to structured entity interest	Carrying amount of liabilities with regard to structured entity interest	Maximum exposure to loss of a structured entity (*1)	Total assets of a structured entity	Income from a structured entity
Interest accounted in accordance with K-IFRS No. 1039 (excluding subsidiaries’ interest)
FIRSTIGE REITs Co., Ltd.(*2)	AFS	55,742	—	55,742	85,368,184	72,800
Woori Blackstone Korea Opportunity the 1st Private Equity Fund	AFS	938,487	—	938,487	212,171,489	921,211

Total		994,229	—	994,229	297,539,673	994,011

(*1)	Maximum exposure to loss is measured based on carrying value of AFS financial assets and credit line amount for loan agreement. In addition, maximum exposure to loss does not reflect the effect of the Company’s risk-adverse activities to reduce exposed risks with regard to unconsolidated structured entities.
(*2)	FIRSTIGE REITs Co., Ltd., was established for the purpose of return on investment through real estate development and its main operating activity is to develop commercial buildings with fund raised by issuance of debt and equity securities.

41. Approval of Issuance of the Financial Statements

The issuance of the financial statements as of and for the year ended December 31, 2016, was approved by the Board of Directors in February 8, 2017.

42. Subsequent Event

The company paid USD 5,100,000(￦5,967 million) to purchase 1,020,000 shares (ownership percentage : 51%) of “KB KOLAO Leasing Co., Ltd.” in Laos on January 31, 2017, which is based on the resolution of the board of directors.

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

Report of Independent Auditor’s

Review of Internal Accounting Control System

To the President of

KB Capital Co., Ltd.

We have reviewed the accompanying management’s report on the operations of the Internal Accounting Control System (“IACS”) of KB Capital Co., Ltd. (the “Company”) as of December 31, 2016. The Company’s management is responsible for designing and operating IACS and for its assessment of the effectiveness of IACS. Our responsibility is to review the management’s report on the operations of the IACS and issue a report based on our review. The management’s report on the operations of the IACS of the Company states that “based on its assessment of the operations of the IACS as of December 31, 2016, the Company’s IACS has been designed and is operating effectively as of December 31, 2016, in all material respects, in accordance with the IACS standards established by the Internal Accounting Control System Operations Committee (IACSOC) of the Korea Listed Companies Association.”

Our review was conducted in accordance with the IACS review standards established by the Korean Institute of Certified Public Accountants. Those standards require that we plan and perform, in all material respects, the review of management’s report on the operations of the IACS to obtain a lower level of assurance than an audit. A review is to obtain an understanding of a company’s IACS and consists principally of inquiries of management and, when deemed necessary, a limited inspection of underlying documents, which is substantially less in scope than an audit.

A company’s IACS is a system to monitor and operate those policies and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as adopted by the Republic of Korea (“Korean IFRS”). Because of its inherent limitations, IACS may not prevent or detect a material misstatement of the financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on our review, nothing has come to our attention that causes us to believe that management’s report on the operations of the IACS, referred to above, is not presented fairly, in all material respects, in accordance with the IACS standards established by IACSOC.

Our review is based on the Company’s IACS as of December 31, 2016, and we did not review management’s assessment of its IACS subsequent to December 31, 2016. This report has been prepared pursuant to the Acts on External Audit for Stock Companies in Korea and may not be appropriate for other purposes or for other users.

March 8, 2017

KB Capital Co., Ltd.

Notes to Financial Statements

December 31, 2016 and 2015

Report on the Operations of Internal Accounting Control System

To the Board of Directors and Audit Committee of

KB Capital Co., Ltd.

I, as the Internal Accounting Control Officer (“IACO”) of KB Capital Co., Ltd. (“the Company”), assessed the status of the design and operations of the Company’s internal accounting control system (“IACS”) for the year ended December 31, 2016.

The Company’s management including IACO is responsible for designing and operating IACS. I, as the IACO, assessed whether the IACS has been effectively designed and is operating to prevent and detect any error or fraud which may cause any misstatement of the financial statements, for the purpose of establishing the reliability of financial reporting and the preparation of financial statements for external purposes. I, as the IACO, applied the IACS standard for the assessment of design and operations of the IACS.

Based on the assessment on the operations of the IACS, the Company’s IACS has been effectively designed and is operating as of December 31, 2016, in all material respects, in accordance with the IACS standards.

January 31, 2017

Byung Ho Nam, Internal Accounting Control Officer

Ji Woo Park, Chief Executive Officer